UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

BANDWIDTH INC.
____________________________________________________________________________________________
(Name of Registrant as Specified In Its Charter)

________________________________________________________________________________________________________
(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

BANDWIDTH INC.
__________________

NOTICE OF ANNUAL MEETING
AND
PROXY STATEMENT
__________________

2026 ANNUAL MEETING OF STOCKHOLDERS

May 28, 2026

BANDWIDTH INC.
2230 Bandmate Way
Raleigh, North Carolina 27607
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 9:30 a.m. Eastern Time on Thursday, May 28, 2026
Dear Stockholders of Bandwidth Inc.:
We cordially invite you to attend the 2026 annual meeting of stockholders (the “Annual Meeting”) of Bandwidth Inc., a Delaware corporation (the “Company”), which will be a virtual meeting and will be held on Thursday, May 28, 2026 at 9:30 a.m. Eastern Time, for the following purposes, as more fully described in the accompanying proxy statement:
1.    To elect two Class III directors to serve until the 2029 annual meeting of stockholders and until their successors are duly elected and qualified;
2.    To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026;
3.    To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement;
4.    To vote, on an advisory basis, on the frequency of future advisory votes on the compensation of the named executive officers; and
5.    To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
You will be able to attend, vote and submit your questions during the Annual Meeting by registering at www.proxydocs.com/BAND before 9:30 a.m. Eastern Time on May 27, 2026. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions during the Annual Meeting.
Our board of directors has fixed the close of business on April 1, 2026 as the record date for the Annual Meeting. Only stockholders of record on April 1, 2026 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
On or about April 14, 2026, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our Annual Meeting and our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “Annual Report”). The proxy statement and the Annual Report can be accessed directly at the following Internet address: www.proxydocs.com/BAND.
YOUR VOTE IS IMPORTANT. We urge you to submit your vote via the Internet or mail as soon as possible to ensure that your shares are represented, regardless of whether you plan to attend the Annual Meeting. For additional instructions on voting by the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting.
We sincerely appreciate your continued support.
By order of the Board of Directors,
David A. Morken
Co-Founder, Chief Executive Officer and Chairman of the Board
April 14, 2026

Table of Contents

PROCEDURAL MATTERS	1
How do I attend the Annual Meeting?	1
Who can vote at the Annual Meeting?	2
What matters am I voting on?	2
How does the board of directors recommend I vote on these proposals?	2
How many votes are needed to approve each proposal?	3
What is a quorum?	3
How do I vote?	3
How many votes do I have?	4
What happens if I do not vote?	4
What if I return a proxy card or otherwise vote but do not make specific choices?	4
Can I change my vote or revoke my proxy?	4
What is the effect of giving a proxy?	4
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?	5
How are proxies solicited for the Annual Meeting?	5
Where can I find the voting results of the Annual Meeting?	5
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?	5
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?	5

PROPOSAL NO. 1—ELECTION OF DIRECTORS	15
Nominees	15

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	16
Fees Paid to the Independent Registered Public Accounting Firm	16
Auditor Independence	16
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm	16

REPORT OF THE AUDIT COMMITTEE	17
i

PROPOSAL NO. 3—APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	18

PROPOSAL NO. 4—APPROVAL, ON AN ADVISORY BASIS, OF THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	19

EXECUTIVE OFFICERS	20

COMPENSATION COMMITTEE REPORT	34

PAY VERSUS PERFORMANCE	41
2025 Pay Versus Performance Table	41
Narrative Disclosure to Pay Versus Performance Table	42

DIRECTOR COMPENSATION	44
Non-Employee Director Compensation Program	44
2025 Director Compensation	45

EQUITY COMPENSATION PLAN INFORMATION	46

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	47

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	49
Transactions with Relay	49
Other Transactions	49
Policies and Procedures for Related Party Transactions	49
ii

OTHER MATTERS	50
Delinquent Section 16(a) Reports	50
2025 Annual Report and SEC Filings	50
iii

BANDWIDTH INC.
__________________
PROXY STATEMENT
FOR
2026 ANNUAL MEETING OF STOCKHOLDERS
__________________
PROCEDURAL MATTERS
This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2026 annual meeting of stockholders of Bandwidth Inc., a Delaware corporation (the “Company”), and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held virtually on Thursday, May 28, 2026, at 9:30 a.m. Eastern Time. You will be able to attend the Annual Meeting, vote your shares electronically and submit your questions during the live webcast of the meeting by registering in advance at www.proxydocs.com/BAND before 9:30 a.m. Eastern Time on May 27, 2026 and entering your control number located on your proxy card or Notice (as defined below). Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions during the Annual Meeting. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 14, 2026 to all stockholders entitled to vote at the Annual Meeting.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

How do I attend the Annual Meeting?
This meeting will be a virtual meeting and will be held on Thursday, May 28, 2026 at 9:30 a.m. Eastern Time. You are entitled to participate in the Annual Meeting only if: (1) you were a stockholder of the Company as of the close of business on the Record Date (as defined below) or (2) you hold a valid legal proxy for the Annual Meeting because you are a beneficial holder and hold your shares through an intermediary, such as a bank or broker.
As a stockholder, to attend the Annual Meeting, you must register at http://www.proxydocs.com/BAND before 9:30 a.m. Eastern Time on May 27, 2026. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions during the Annual Meeting.
Only stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above will be permitted to submit questions during the Annual Meeting. Each stockholder is limited to no more than two questions. Questions should be succinct and only cover a single topic. We will not address questions that are, among other things:
●    irrelevant to the business of the Company or to the business of the Annual Meeting;
●    related to material nonpublic information of the Company, including the status or results of our business since our last Quarterly Report on Form 10-Q;
●    related to any pending, threatened or ongoing litigation;
●    related to personal grievances;
●    derogatory references to individuals or that are otherwise in bad taste;
●    substantially repetitious of questions already made by another stockholder;
●    in excess of the two question limit;
●    in furtherance of the stockholder's personal or business interests; or
●    out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chairperson or Secretary in their reasonable judgment.
Additional information regarding the Q&A session will be available in the “Rules of Conduct” available on the Annual Meeting webpage for stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined here.

Who can vote at the Annual Meeting?
Holders of either class of our common stock as of the close of business on April 1, 2026, the record date for the Annual Meeting (the “Record Date”), may vote at the Annual Meeting. As of the Record Date, there were 30,056,655 shares of our Class A common stock outstanding and 1,958,027 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to 10 votes on each proposal. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our “common stock.”
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”
Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and your broker or nominee is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of common stock live at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

What matters am I voting on?
You will be voting on:
●    The election of two Class III directors to serve until the 2029 annual meeting of stockholders and until their successors are duly elected and qualified (“Proposal No. 1”);
●    A proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026 (“Proposal No. 2”);
●    A proposal to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement, in accordance with the rules of the SEC (“Proposal No. 3”);
●    A proposal to approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers ("Proposal No. 4); and
●    Any other business as may properly come before the Annual Meeting.

How does the board of directors recommend I vote on these proposals?
Our board of directors recommends a vote:
●    “FOR” the election of David A. Morken and Rebecca G. Bottorff as Class III directors;
●    “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026;
●    “FOR” the approval, on an advisory basis, of the compensation of our named executive officers; and
●    “ONE YEAR” as the frequency of future advisory votes on the compensation of our named executive officers.

How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal No.	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of directors
Directors will be elected by a plurality of the voting power of the common stock present or represented by proxy and entitled to vote on the election of directors. The two nominees receiving the most “FOR” votes will be elected as directors; withheld votes will have no effect
			Not applicable	None
2	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026	“FOR” votes from the holders of a majority of voting power of the common stock present or represented by proxy and entitled to vote on the subject matter	Against	None(1)
3	Approval, on an advisory basis, of the compensation of our named executive officers	“FOR” votes from the holders of a majority of voting power of the common stock present or represented by proxy and entitled to vote on the subject matter	Against	None
4	Approval, on an advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers.	The frequency receiving the votes of the holders of a majority of voting power of the common stock present or represented by proxy and entitled to vote on the subject matter	None	None
________________________
(1) This proposal is considered to be a “routine” matter under NYSE rules. Accordingly, if you are a street name stockholder and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NYSE rules to vote your shares on this proposal. As a result, we do not expect any broker non-votes on this proposal.

What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our third amended and restated bylaws (our “Bylaws”) and Delaware law. The presence, virtually or represented by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum. If a quorum is not present at the Annual Meeting, the chairperson of the meeting shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

How do I vote?
Shares Held of Record. If you hold your shares in your own name as a holder of record with our transfer agent, Equiniti, you may authorize that your shares be voted at the Annual Meeting in one of the following ways:

By Internet	If you received the Notice or a printed copy of the Proxy Materials, follow the instructions in the Notice or on the proxy card.
By Telephone	If you received a printed copy of the Proxy Materials, follow the instructions on the proxy card.
By Mail	If you received a printed copy of the Proxy Materials, complete, sign, date, and mail your proxy card in the enclosed, postage-prepaid envelope.
In Person (Virtual)	You may also vote in person virtually by attending the meeting through www.proxydocs.com/BAND. To attend the Annual Meeting and vote your shares, you must register for the Annual Meeting and provide the control number located on your Notice or proxy card.
If you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.
If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee to direct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of Class A common stock you owned as of April 1, 2026 and ten votes for each share of Class B common stock you owned as of April 1, 2026.

What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote online or by completing a proxy card, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026. Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent direction from you.

What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the nominees for director, “For” the ratification of Ernst & Young LLP as independent auditors for our fiscal year ending December 31, 2026, “For” the approval, on an advisory basis, of the compensation of our named executive officers, and "One Year" as the frequency of future advisory votes on the compensation of our named executive officers. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using the individual’s best judgment. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Can I change my vote or revoke my proxy?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
●    Entering a new vote by Internet;
●    Completing and returning a later-dated proxy card;
●    Notifying R. Brandon Asbill, the Corporate Secretary of Bandwidth Inc., in writing, at Bandwidth Inc., 2230 Bandmate Way, Raleigh, NC 27607; or
●    Attending and voting at the Annual Meeting online (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. Our board of directors has designated David A. Morken, Daryl E. Raiford and R. Brandon Asbill as proxy holders with full power of substitution. When a stockholder’s proxy is properly dated, executed and returned, the shares represented by such proxy will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors, as described above under “What if I return a proxy card or otherwise vote but do not make specific choices?” If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 14, 2026 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.

How are proxies solicited for the Annual Meeting?
Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. If you are a street name stockholder, we will reimburse brokers, banks or other nominees for reasonable expenses that they incur in sending our proxy materials to you. In addition, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

We intend to file a proxy statement and WHITE proxy card with the SEC in connection with the solicitation of proxies for our 2027 Annual Meeting of Stockholders. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed by us with the SEC without charge from the SEC’s website at: www.sec.gov.

Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of our proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of our proxy materials, such stockholder may contact us at:
Bandwidth Inc.
Attention: Investor Relations
2230 Bandmate Way
Raleigh, NC 27607
Phone: (800) 808-5150
Street name stockholders may contact their broker, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2027 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 15, 2026. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
Bandwidth Inc.
Attention: Investor Relations
2230 Bandmate Way
Raleigh, NC 27607
Our Bylaws also establish a notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our board of directors or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our Bylaws. To be timely for the 2027 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:
●    Not earlier than the close of business on January 28, 2027; and
●    Not later than the close of business on February 27, 2027.
If we hold the 2027 annual meeting of stockholders more than 30 days before or more than 60 days after May 28, 2027, then, for notice by the stockholder to be timely, it must be received by the Corporate Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting, or the tenth day following the day on which public announcement of the date of such annual meeting is first made.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
Nomination of Director Candidates
Holders of our common stock may propose director candidates for consideration by the independent members of our board of directors. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our General Counsel or legal department at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance—Stockholder Recommendations and Nominations to the Board of Directors.”
In addition, our Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our Bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by our Corporate Secretary:
●    Not earlier than the close of business on January 28, 2027; and
●    Not later than the close of business on February 27, 2027.
If we hold the 2027 annual meeting of stockholders more than 30 days before or more than 60 days after May 28, 2027, then, for notice by the stockholder to be timely, it must be received by the Corporate Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting, or the tenth day following the day on which public announcement of the date of such annual meeting is first made.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must include the additional information required by Rule 14a-19(b) under the Exchange Act.

Availability of Bylaws
A copy of our Bylaws is available via the SEC’s website at http://www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for submitting stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business and affairs are managed under the direction of our board of directors. Our board of directors consists of five directors, who are divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that Messrs. Bailey, Roush and Suriano, representing three of our five directors, are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the Nasdaq Global Select Market.
The following table sets forth the names, ages as of April 14, 2026, and certain other information for the members of our board of directors with a term expiring at the Annual Meeting and for each of the continuing members of our board of directors:

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Directors with Terms Expiring at the Annual Meeting/Nominees:
David A. Morken	III	56	Co-Founder, Chief Executive Officer, Director, and Chairman	2001	2026	2029
Rebecca Bottorff	III	58	Chief People Officer and Director	2022	2026	2029
Directors Continuing in Office:
Brian D. Bailey(1)(3)	I	59	Director	2013	2027	—
Lukas M. Roush(1)	I	48	Director	2018	2027	—
Douglas A. Suriano(1)(2)	II	64	Director	2017	2028	—
________________________
(1) Member of the audit and compensation committees.
(2) Chairman of the audit committee.
(3) Chairman of the compensation committee.

Nominees for Director
David A. Morken. Refer to “Executive Officers” in this proxy statement for Mr. Morken’s biographical information.
Rebecca G. Bottorff. Refer to “Executive Officers” in this proxy statement for Ms. Bottorff’s biographical information.

Class I Directors Continuing in Office Until the 2027 Annual Meeting
Brian D. Bailey has served as a director since 2013. Mr. Bailey is a Co-Founder and Managing Partner of Carmichael Partners, a private investment firm based in Charlotte, North Carolina. Prior to forming Carmichael Partners, he worked in private equity at The Carlyle Group in Washington, D.C., Forstmann Little & Co. in New York and Carousel Capital in Charlotte. In addition to his private equity background, Mr. Bailey previously held investment banking positions at Bowles Hollowell Conner & Co. in Charlotte and CS First Boston in New York and served in several government positions in Washington, D.C. including Special Assistant to the President in the Office of the White House Chief of Staff and Director of Strategic Planning and Policy at the U.S. Small Business Administration. Mr. Bailey also currently serves on the board of directors of FIBA ClubCo LLC, Relay, Inc. and the TDF Foundation. He has previously served on the board of directors of a number of private, public and nonprofit organizations. Mr. Bailey holds a B.A. degree from the University of North Carolina at Chapel Hill and an M.B.A. degree from the Stanford Graduate School of Business.

Mr. Bailey was selected to serve on our board of directors due to his extensive financial acumen, his investment banking background and his experience gained from directorships at other companies.

Lukas M. Roush has served as a director since 2018. Mr. Roush co-founded Sovereign’s Capital, a private equity firm, in 2012 and currently serves as Co-CEO and a board member. Prior to Sovereign’s Capital, Mr. Roush served as Vice President for Sales, Marketing, and Business Development at TransEnterix, a medical device company that developed and commercialized a minimally invasive surgical system in the United States, Europe, and Asia. Prior to joining TransEnterix, Mr. Roush served as Chief

Operating Officer at Liquidia Technologies, a nanotechnology company focused on biopharmaceutical applications. Mr. Roush previously served as global marketing manager for the neurovascular stroke business at Boston Scientific. Mr. Roush also currently serves on the board of directors of Brotherhood Mutual Insurance Company and as a Trustee of Kingdom Companies Group. Mr. Roush graduated summa cum laude from Duke University, and later earned his M.B.A. from The Fuqua School of Business at Duke University.

Mr. Roush was selected to serve on our board of directors due to his sales, marketing and operations leadership background at other companies, his extensive financial qualifications and his experience in private equity including directorships at other companies.

Class II Directors Continuing in Office Until the 2028 Annual Meeting
Douglas A. Suriano has served as a director of Bandwidth since 2017. Until 2019, Mr. Suriano was Senior Vice President and General Manager of Oracle Communications. Mr. Suriano joined Oracle Communications in 2013 as Vice President of Products following Oracle Communications’ acquisition of Tekelec, Inc. At Tekelec, Inc., Mr. Suriano served as Chief Technology Officer and Vice President of Engineering. Prior to Tekelec, Inc., Mr. Suriano served as the Vice President of Engineering at dynamicsoft, Inc. and Chief Information Officer for QAD, Inc. Before QAD, Inc., Mr. Suriano managed the information technology division for the United States Marine Corps. Mr. Suriano holds a B.S. degree from the U.S. Naval Academy and an M.S. in information technology from the U.S. Naval Postgraduate School.

Mr. Suriano was selected to serve on our board of directors due to his leadership experience with companies in the information technology and communications industries.

Director Independence
Our Class A common stock is listed on the Nasdaq Global Select Market. Under the listing requirements and rules of the Nasdaq Global Select Market, independent directors must comprise a majority of our board of directors, subject to specified exceptions. In addition, the rules of the Nasdaq Global Select Market require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees be independent.
Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of the Nasdaq Global Select Market. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of the Nasdaq Global Select Market.
Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that Messrs. Bailey, Murdock, Roush and Suriano, representing four of our six directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the Nasdaq Global Select Market. In making this determination, our board of directors considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure
Mr. Morken currently serves as both the Chairman of our board of directors and as our Chief Executive Officer. Our non-management directors bring experience, oversight and expertise from outside of the Company, while Mr. Morken brings Company- and industry-specific experience and expertise. As our co-founder and Chief Executive Officer, Mr. Morken is well positioned to identify strategic priorities, lead critical discussion and execute our business plans. We believe the structure of our board of directors and its committees provides effective independent oversight of management, while Mr. Morken’s combined role enables strong leadership and enhances our ability to communicate our message and strategy clearly and consistently to stockholders and other critical stakeholders.
We do not have a lead independent director. Rather, our independent directors provide strong, independent leadership for our audit and compensation committees. Our independent directors meet in executive session after meetings of the board of directors, and have direct access to management as they deem necessary. Currently, independent directors directly oversee such critical matters as the integrity of our financial statements, the compensation of executive management, and the selection of director nominees. Further, the compensation committee conducts an annual performance review of Mr. Morken and, based upon this review, approves Mr. Morken’s annual compensation, including salary, bonus, incentive and equity compensation.

Board Meetings and Committees
Our board of directors may establish the authorized number of directors from time to time by resolution. Our board of directors currently consists of five members.
During our fiscal year ended December 31, 2025, our board of directors held seven meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he had been a director and (ii) the total number of meetings held by all committees of our board of directors on which he served during the periods that he served.
We do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders. We nonetheless encourage, but do not require, our directors to attend. Each of our directors attended our annual meeting of stockholders held on May 29, 2025.

Audit Committee
Our board of directors has established an audit committee, consisting of Mr. Suriano, who is the chair of the committee, and Messrs. Bailey and Roush. Our board of directors has determined that all members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the Nasdaq Global Select Market. Our board of directors has determined each of Mr. Bailey and Mr. Roush is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 10A-3 of the Exchange Act. The Nasdaq rules require us to have an audit committee composed entirely of independent directors. Our board of directors has affirmatively determined that each of Messrs. Suriano, Bailey and Roush meets the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 under the Exchange Act and the Nasdaq rules.

Our audit committee provides oversight of our accounting and financial reporting process, the audit of our consolidated financial statements and our internal control function. Among other matters, the audit committee assists the board of directors in oversight of the independent auditors’ qualifications, independence and performance; is responsible for the engagement, retention and compensation of the independent auditors; reviews the scope of the annual audit; reviews and discusses with management and the independent auditors the results of the annual audit and the review of our quarterly consolidated financial statements including the disclosures in our annual and quarterly reports filed with the SEC; establishes procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls or audit matters; approves audit and permissible non-audit services provided by our independent auditor; and reviews and approves related party transactions under Item 404 of Regulation S-K. In addition, our audit committee oversees our internal audit function.
Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the Nasdaq Global Select Market. A copy of the charter of our audit committee is available on our website at https://investors.bandwidth.com/corporate-governance/governance-overview.
Our audit committee held four meetings during fiscal year 2025.

Compensation Committee
Our board of directors has established a compensation committee consisting of Mr. Bailey, who is the chair of the committee, and Messrs. Roush and Suriano. All members of our compensation committee are independent under the applicable rules and regulations of the SEC, the Nasdaq Global Select Market, and Section 16 of the Exchange Act.
Our compensation committee adopts and administers the compensation policies, plans and benefit programs for our executive officers. In addition, among other things, our compensation committee annually evaluates the performance of our Chief Executive Officer, reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers, and evaluates the performance of these executives in light of those goals and objectives. Our compensation committee also adopts and administers our equity compensation plans and approves all equity awards under such plans.
Our compensation committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors (independent or otherwise) to assist in carrying out its responsibilities, and may delegate its authority under its charter to one or more subcommittees as it deems appropriate from time to time. Our compensation committee has retained Meridian Compensation Partners (“Meridian”) as its independent compensation consultant. During fiscal year 2025, our compensation committee received and relied upon reports from Meridian in evaluating the Company’s 2025 executive compensation and equity compensation practices, including an analysis of the Company’s compensation practices relative to its peer group, and provided other compensation-related advice to the Company. Meridian did not provide services to the Company other than consulting services related to the compensation and benefits of our directors and executives. Our compensation committee analyzed in 2025 whether the work of Meridian as our compensation consultant raised any conflict of interest, taking into account relevant factors in accordance with SEC guidelines. Based on its analysis, our compensation committee determined that neither the work of Meridian, nor the individual compensation advisors employed by Meridian, creates any conflict of interest pursuant to the SEC rules and Nasdaq listing standards.
Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the Nasdaq Global Select Market. A copy of the charter of our compensation committee is available on our website at https://investors.bandwidth.com/corporate-governance/governance-overview.
Pursuant to our existing Third Amended and Restated 2017 Incentive Award Plan (as amended and/or restated from time to time, the “2017 Plan”), our board of directors may delegate to one or more committees of our directors and/or officers, subject to the limitations imposed under the 2017 Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws, all or part of its authority to approve certain grants of equity awards to certain individuals. Our board of directors has delegated such authority to our compensation committee. Pursuant to its charter, our compensation committee may further delegate any or all of its responsibilities to a subcommittee of the compensation committee.
Our compensation committee held three meetings during fiscal year 2025.

Board’s Role in Risk Oversight
Risk is inherent in every business, and we face a number of risks, including strategic, financial, operational, cybersecurity, legal, compliance and reputational risks. Our management team is charged with the day-to-day management of risk, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of the Company’s internal controls and enterprise risk management framework. In its risk oversight role, our board of directors is responsible for ensuring that the risk management processes designed and implemented by management are appropriate and functioning as designed.
Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at regular meetings of our board of directors as well as at such other times as they deem appropriate, where, among other topics, they discuss strategy and risks facing the Company.
Our full board of directors fulfills its risk oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on significant committee activities at each board meeting, and evaluates the risks inherent in significant transactions. On an annual basis, our full board of directors receives an Enterprise Risk Management report (the “ERM Report”) that provides management’s assessment of the enterprise risks facing the Company. The ERM Report also contains management’s overall prioritization of the risks accumulated from all functional areas. Our full board of directors also receives additional reports from the management team from time to time regarding various enterprise risks.
While our full board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to internal control over financial reporting and disclosure controls and procedures. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. As further described below in the section entitled "Compensation Discussion and Analysis," our compensation committee assesses risks created by the incentives inherent in our compensation policies.

Executive Sessions of our Independent Directors
The Company’s non-employee directors, who are all independent, participate in executive sessions at each meeting of the board of directors, the audit committee and the compensation committee. Neither our employee directors nor other members of management participate in these executive sessions.

Director Nominations
We do not have a standing nominating committee. In accordance with Rule 5605(e) of the Nasdaq rules, a majority of our independent directors recommend a director nominee for selection by our board of directors. Our board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who participate in the consideration and recommendation of director nominees are Messrs. Bailey, Roush, and Suriano, and any director under consideration for nomination to another term of service as a director recuses himself as to the vote on his own nomination.

Identifying and Evaluating Director Nominees
The independent members of our board of directors are responsible for nominating suitable candidates to the board of directors (including candidates to fill any vacancies that may occur) and for assessing their qualifications. Such board members may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means they deem to be appropriate in the evaluation process.
Our full board of directors discusses and evaluates the qualities and skills of each candidate recommended for nomination, both on an individual basis and considering the overall composition and needs of our board of directors. Following this evaluation process, our board approves director nominees for election to the board of directors.

Minimum Qualifications
The independent members of our board of directors use a variety of methods for identifying and evaluating director nominees and consider all facts and circumstances they deem appropriate or advisable. In their identification and evaluation of director candidates, our board of directors considers the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications they consider include:
●    Character, ethics, integrity, and judgment;
●    Independence, skills, education, expertise, business acumen and understanding of our business and industry;
●    Potential conflicts of interest and other commitments;
●    The ability to offer advice and guidance to our management team and the ability to make significant contributions to our success; and
●    An understanding of the fiduciary responsibilities required of a director.
Director candidates must have sufficient time available in the judgment of our board of directors to perform all board of director and committee responsibilities. Members of our board of directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our board of directors may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Board Evaluation
Our board of directors believes that self-evaluations of the board and board committees are important elements of corporate governance, and conducts an annual self-evaluation of the board’s and each committee’s performance to determine whether they are functioning effectively. The board Chairman compiles feedback from all directors with respect to the full board self-evaluation, and the chairman of each committee compiles feedback from committee members with respect to the self-evaluation of that committee. Results are discussed with the committees and the full board of directors, as applicable, in executive sessions. Our board of directors believes these evaluations are valuable tools in assessing the board’s effectiveness in performing its oversight responsibilities.

Stockholder Recommendations and Nominations to the Board of Directors
Stockholders may submit recommendations for director candidates to the independent members of our board of directors by sending the individual’s name and qualifications to our General Counsel at Bandwidth Inc., 2230 Bandmate Way, Raleigh, North Carolina 27607. Our General Counsel will forward all recommendations to the independent members of our board of directors. The independent members of our board of directors will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management. Alternatively, stockholders who would like to nominate a candidate for director (in lieu of making a recommendation to the independent members of our board of directors) must comply with the requirements described in this proxy statement and our Bylaws.

Stockholder and Other Interested Party Communications
Our board of directors provides to every stockholder and any other interested parties the ability to communicate with the board of directors, as a whole, and with individual directors on the board of directors through an established process for stockholder communication. For a stockholder communication directed to the board of directors as a whole, stockholders and other interested parties may send such communication to our General Counsel via U.S. Mail or Expedited Delivery Service to: Bandwidth Inc., 2230 Bandmate Way, Raleigh, North Carolina 27607, Attn: Board of Directors c/o General Counsel.
For a stockholder or other interested party communication directed to an individual director in his capacity as a member of the board of directors, stockholders and other interested parties may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Bandwidth Inc., 2230 Bandmate Way, Raleigh, North Carolina 27607, Attn: [Name of Individual Director].
Our General Counsel, in consultation with appropriate members of our board of directors, as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors.

Environmental, Social and Governance Matters
We believe we have a responsibility to be a good corporate citizen that seeks to meet the needs of our stakeholders, including our team members, whom we call “Bandmates”, stockholders, customers and the communities in which we operate. We are mindful of our world and its resources, and believe we have a responsibility to act in a prudent and careful manner with sustainability in mind. We believe these efforts enhance long-term stockholder value.
The following summarizes some of our efforts to positively impact our communities, to create a safe and inclusive workplace for our Bandmates, and to benefit our stakeholders. We also prepare and publish an annual Corporate Social Responsibility Report, which you may view on the investor relations portion of our website at https://investors.bandwidth.com. Our board of directors oversees our environmental, social, and governance initiatives.

Environmental
We are dedicated to environmental sustainability, and continue to integrate environmental sustainability into our business practices. Our Bandwidth communications cloud powers countless tools that allow people to work and connect wherever they are. We power companies like Cisco, Google, Microsoft, Zoom, and many others whose products eliminate the need for face-to-face meetings and the environmental impact of travel and commuting. We also consider sustainability factors as we evaluate our data center footprint. Our global headquarters in Raleigh, North Carolina aligns with leading environmental standards, including the incorporation of features such as light pollution reduction, electric car charging stations, enhanced indoor air quality strategies, and environmentally sensitive watershed management. We seek to promote the recycling of everything we reasonably can in our offices, including paper, plastic, aluminum, and other materials.

Social

We aim to support the communities where we operate through company-sponsored activities and through our Bandwidth Cares program, which is an employee-driven initiative to identify and support the communities where we live and work. Since the inception of Bandwidth Cares, Bandmates have contributed nearly 20,000 hours of volunteer time and raised money for dozens of charities.

We also foster our culture of connection by encouraging Bandmates to take time during the workday to participate in community events. We reward community engagement with extra vacation days. Our “Go! Do! Days” initiative provides each Bandmate with a day off for individual activism or community service.

Our “Whole Person Promise”

While we will always be mission-first, our Bandmates focus on ensuring that we deliver on our mission for the customers we proudly serve, and are critical to the achievement of our goals and success. We have created a unique, service-oriented culture, centered on meaningful work, lifting each other up, and investing in the bodies, minds, and spirits of our Bandmates. We make a “whole person promise” to our Bandmates to offer them meaningful work and programs that ensure they can find the work/life balance necessary to enjoy a healthy and fulfilling life. We have developed a variety of programs to help Bandmates develop and maintain their bodies, minds, and spirits, including a 90-minute fitness lunch, an on-site gym or paid gym memberships, and team challenges that include fitness and personal development components. We engage Bandmates with career development opportunities, transformational projects, hack-a-thons, “Big Idea” events, leadership training, customer care training, lunch-and-learn presentations, and periodic outside speakers. Our online Whole Person Platform helps our Bandmates make healthy living fun in all areas of mind, body and spirit. We require Bandmates to utilize all of their time off, and we “embargo” Bandmates when they are on vacation, which means they cannot communicate or email with the company, and vice versa, until their vacation is over.

At Bandwidth, we say, “Your Music Matters.” We celebrate differences and encourage our Bandmates to be their authentic selves. No matter what music a team member makes, we support each team members’ unique gifts and needs with our programs that deliver on our Whole Person Promise. The real masterpiece is in the music we make together with the strength and ingenuity to lift up all those we serve.

We believe the benefits that we offer each of our Bandmates are an important component of our Whole Person Promise. These benefits, which vary based on country location and applicable laws, include: robust medical, dental and vision benefits, for which we pay 100% of the premiums; a 401(k) program; industry-leading parental leave; and access to nutritional and mental health resources.

In our Whole Person Promise, the “whole person” includes the families of our Bandmates. Supporting families and normalizing parenthood in the corporate environment has always been part of our vision. Our Ohana Child Development Center (“Ohana”) at our headquarters in Raleigh, North Carolina serves our employees’ children from ages 12 weeks through 5 years old. Ohana seeks to reduce the friction between work and family life by keeping the youngest children in close proximity to a parent, and is offered to our employees at market competitive tuition rates.

Governance Policies and Practices
Insider Trading Policy
We have adopted an Insider Trading Compliance Policy which applies to the purchase, sale and other trading activity in our securities by our officers, directors, employees, contractors and consultants. We believe this policy is reasonably designed to promote compliance with insider trading laws, rules and regulations and Nasdaq listing standards. The Insider Trading policy is included as Exhibit 19.1 to our Annual Report.
Code of Business Conduct and Ethics and Whistleblower Policy
Our board of directors has adopted a Code of Ethics and Business Conduct (the “Code of Ethics”) that applies to all our officers, directors, employees and contractors, including our Chief Executive Officer, President, Chief Financial Officer, and other executive and senior financial officers. Our Code of Ethics addresses conflicts of interest, fair dealing, compliance with laws, rules, and regulations, gifts and entertainment, anti-money laundering, political contributions, health and safety, discrimination and harassment, compliance, reporting, and investigations. Our integrity earns the trust of our stakeholders, including our Bandmates, stockholders, and customers, and this Code of Ethics serves as the foundation of our culture of integrity.
Our employees receive annual training regarding our Code of Ethics, and violation of our Code of Ethics may result in disciplinary action, up to and including termination of employment or service relationship.
You may view our Code of Ethics on the investor relations portion of our website at https://investors.bandwidth.com and you may also obtain a copy of the Code of Ethics without charge by contacting our Corporate Secretary at Bandwidth Inc., 2230 Bandmate Way, Raleigh, North Carolina 27607. We intend to disclose any amendments to our Code of Ethics, or waivers of its requirements, on our website or in filings under the Exchange Act, as required by the applicable rules and exchange requirements. We did not grant any waivers with respect to provisions of our Code of Ethics during 2025.
Our Whistleblower Policy helps our Bandmates, independent contractors, vendors, customers, and others, to make us aware of any practices, procedures or circumstances that raise concern about the integrity of our financial disclosures, books and records. We have engaged an independent third party to maintain a compliance hotline where employees, independent contractors, vendors, customers, and others can raise concerns on a confidential and anonymous basis. Team members also can discuss issues or complaints with their manager, members of our People Services team, or, under some circumstances, directly with our audit committee.

Our board of directors and our audit committee each receive regular reports and updates regarding matters related to our Code of Ethics, our whistleblower compliance hotline, and our compliance program.

Data Privacy and Security
Our customers depend on us to preserve the confidentiality, privacy, and security of their communications, as well as other information about our customers. Many of the services our customers utilize constitute “customer proprietary network information” (“CPNI”). Federal law requires that we preserve the confidentiality of our customers’ CPNI, subject to very limited exceptions. Each year we train our Bandmates regarding our obligations to preserve the confidentiality of our customers’ CPNI. While the laws governing CPNI have applied to us for many years, the regulation of data privacy continues to evolve in the United States and abroad. For example, the European Union’s implementation of the General Data Protection Regulation (“GDPR”) heightened the privacy expectations for many companies across the globe. In 2020, the California Consumer Privacy Act (“CCPA”) became effective. Many other states are drafting similar laws. We have implemented policies and procedures that facilitate compliance with applicable privacy laws, including the CCPA and the GDPR. We also work to use privacy by design in our review and building processes.
We receive frequent requests from law enforcement for customer information. In the United States, except in limited circumstances, we do not have “end user information” or “personally identifiable information” regarding specific end users of our services.
Our Bandmates receive data privacy and security training annually. We also provide additional training to our software development teams based on industry standards.
See “Item 1C. Cybersecurity” in our Annual Report for additional information about our management of cybersecurity risk, our cybersecurity governance, and our education and awareness efforts.

Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is or has at any time during the past year been one of our officers or employees. None of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee. See the section titled “Certain Relationships and Related Party Transactions” for information about related party transactions involving members of our compensation committee or their affiliates.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our board of directors is currently composed of five members. In accordance with our second amended and restated certificate of incorporation, our board of directors is divided into three staggered classes of directors. At the Annual Meeting, two Class III directors will be elected for a three-year term to succeed the same class whose term is then expiring.
Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in the control of the Company.

Nominees
Our board of directors has approved David A. Morken and Rebecca G. Bottorff as the nominees for election as Class III directors at the Annual Meeting. If elected, Mr. Morken and Ms. Bottorff each will serve as a Class III director until the 2029 annual meeting of stockholders and until his or her successor is duly elected and qualified. Mr. Morken and Ms. Bottorff are currently directors of the Company, and serve as Chief Executive Officer and Chief People Officer, respectively, of the Company. For more information concerning the nominees, please see the section titled “Executive Officers”

If you are a stockholder of record and you sign your proxy card or vote over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Mr. Morken and Ms. Bottorff. We expect that each of Mr. Morken and Ms. Bottorff will accept such nomination; however, if a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed Ernst & Young LLP (“E&Y”), an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2026. During our fiscal year ended December 31, 2025, E&Y served as our independent registered public accounting firm.
Notwithstanding the appointment of E&Y, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of the Company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of E&Y as our independent registered public accounting firm for our fiscal year ending December 31, 2026. Our audit committee is submitting the appointment of E&Y to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of E&Y will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.
In the event that the appointment of E&Y is not ratified by the stockholders, the Audit Committee will consider this fact when it appoints the independent auditors for the fiscal year ending December 31, 2026. Even if the appointment of E&Y is ratified, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the interest of the Company.

Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to the Company by E&Y for our fiscal years ended December 31, 2025 and 2024.

Name	2025	2024
Audit Fees(1)	$2,106,463	$1,977,130
All Other Fees(2)	$123,566	$172,851
Total Fees	$2,230,029	$2,149,981
________________________
(1)    Audit Fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report, services that are customarily provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years, and the review of the financial statements included in our quarterly reports.
(2)    All Other Fees for fiscal years 2025 and 2024 included professional services rendered in connection with a review of our sales and telecommunications tax processes.

Auditor Independence
In our fiscal year ended December 31, 2025, there were no other professional services provided by E&Y, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of E&Y.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all audit, internal control-related services and permissible non-audit services performed by our independent registered public accounting firm to ensure that the provision of such services does not impair the public accountants’ independence. Our audit committee has pre-approved all services performed by E&Y since the adoption of our pre-approval policy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE
The audit committee is a committee of the board of directors that meets the listing standards of the Nasdaq Global Select Market and the rules and regulations of the SEC. The audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the Nasdaq Global Select Market. A copy of the charter of the audit committee is available on our website at https://investors.bandwidth.com/corporate-governance/governance-overview. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.
The audit committee provides oversight of our accounting and financial reporting process, the audit of our consolidated financial statements, and our internal control function. With respect to our financial reporting process, our management establishes and maintains internal controls and prepares our consolidated financial statements. Our independent registered public accounting firm, E&Y, performs an independent audit of our consolidated financial statements. The audit committee oversees these activities. The audit committee does not prepare our financial statements, which is the responsibility of management.
Consistent with the audit committee’s oversight function, the audit committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2025 with the Company’s management. The audit committee has discussed with E&Y the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”). The audit committee also has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.
Based on the audit committee’s review and discussions with management and E&Y, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the SEC.
Respectfully submitted by the members of the audit committee of the board of directors:
Douglas A. Suriano, Chairman
Brian D. Bailey
Lukas M. Roush

This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

PROPOSAL NO. 3
APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS
Our board of directors recognizes the interests our investors have in the compensation of our named executive officers. In recognition of that interest and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Rule 14a-21 under the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.
This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are based on principles that reflect a “pay-for-performance” philosophy and are strongly aligned with our stockholders’ interests and consistent with current market practices. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment.
Accordingly, our board of directors is asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Because the vote is advisory, the result will not be binding on our board of directors or compensation committee. Nevertheless, the views expressed by our stockholders, whether through this say-on-pay vote or otherwise, are important to management, our board of directors and our compensation committee, and, accordingly, our board of directors and our compensation committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
At our annual meeting of stockholders held in 2020 our stockholders recommended, on an advisory basis, that the stockholder advisory vote on the compensation of our named executive officers occur every year. In light of the foregoing recommendation, our board of directors determined to hold a "say-on-pay" advisory vote every year. Acknowledging the pending stockholder advisory vote on Proposal No. 4 set forth in this Proxy Statement, our next advisory say-on-pay vote (following the non-binding advisory vote at this Annual Meeting) is expected to occur at the 2027 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4
APPROVAL, ON AN ADVISORY BASIS, OF THE FREQUENCY OF FUTURE
ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE
OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21 under the Exchange Act also enable our stockholders, at least once every six years, to indicate their preference regarding how frequently we should solicit an advisory (non-binding) vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal No. 3 above. By voting on this Proposal No. 4, stockholders may indicate whether they would prefer that we provide for an advisory, non-binding vote on the compensation of our named executive officers every one, two or three years.

After considering the benefits and consequences of each alternative, the board of directors recommends that an advisory (non-binding) vote on the compensation of our named executive officers be submitted to stockholders each year.

Our board of directors believes that an annual advisory vote on the compensation of our named executive officers is the most appropriate policy for us at this time. While our executive compensation program is designed to promote the creation of stockholder value over the long term, the board of directors recognizes that executive compensation disclosures are made annually, and holding an annual advisory vote on the compensation of our named executive officers provides us with more direct and immediate feedback on our executive compensation program, policies and disclosures. However, stockholders should note that because a proposed annual advisory vote would occur well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our compensation plans and arrangements for our executive officers in consideration of any single year’s advisory vote by the time of the following year’s annual meeting of stockholders. We believe, however, that an annual advisory vote on the compensation of our named executive officers is consistent with our practice of seeking input and engaging in dialogue with our stockholders on corporate governance matters.

Vote Required
While our board of directors believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of the compensation of our named executive officers should be held every year, every two years or every three years. The option among those choices that receives the votes of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be deemed to be the frequency preferred by the stockholders. Our board of directors and our compensation committee value the opinions of the stockholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, the board of directors will consider the stockholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and, therefore, not binding on our board of directors or us, our board of directors may decide that it is in the best interests of the stockholders that we hold an advisory vote on the compensation of our named executive officers more or less frequently than the option preferred by the stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of the Company or our board of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF “ONE YEAR” FOR THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS
David A. Morken is the Co-Founder, Chairman and CEO of Bandwidth. Mr. Morken is also the Co-Founder, Chairman of the board of directors, and former CEO of Relay, Inc. Mr. Morken is a Co-Founder of the non-profit Durham Cares. Prior to founding Bandwidth in 1999, Mr. Morken served on active duty in the Marine Corps as a Judge Advocate and Headquarters Company Commander. Mr. Morken received a B.A. in Political Science from Oral Roberts University and a J.D. from the University of Notre Dame Law School.

Mr. Morken was selected to serve on our board of directors as our Co-Founder and CEO, and due to his extensive knowledge of the Company, our business, and our industry.

Devesh Agarwal joined Bandwidth in 2022 as Chief Software Strategy Officer, and was also Interim Chief Operating Officer from July 1, 2024 through December 31, 2024. Mr. Agarwal has served as Chief Operating Officer since January 1, 2025 and is responsible for global day-to-day operations, leading corporate strategy, sales, marketing, product, operations, R&D and technology. Before joining Bandwidth, Mr. Agarwal held a number of executive positions in software development, product management, and customer development, including as head of software and product at Oracle Communications. Mr. Agarwal has a degree in Computer Science and Engineering from KNIT, India, and has attended executive education programs at the Columbia University Business School, IESE Business School Barcelona, and the University of Michigan’s Ross School of Business.

R. Brandon Asbill joined Bandwidth in January 2021 as General Counsel, and oversees all legal matters for the Company, providing strategic counsel to senior leadership and Bandwidth’s board of directors. Before joining Bandwidth, Mr. Asbill served for 12 years as Vice President & Assistant General Counsel at Red Hat, Inc., a leading global provider of open source, enterprise IT solutions. While at Red Hat, Mr. Asbill led teams that completed over 20 acquisitions with an aggregate value of more than $1.5 billion. Before joining Red Hat, Mr. Asbill spent seven years at General Electric Company’s GE Energy business advising senior leaders on acquisitions, divestitures and other strategic corporate transactions. Mr. Asbill earned an A.B. in History from Princeton University and a J.D. from the University of Georgia School of Law.

Rebecca G. Bottorff has served as Chief People Officer of Bandwidth since 2010 and as a director of Bandwidth since January 2022. As Chief People Officer, Ms. Bottorff leads our People Services team and helps shape Bandwidth’s corporate culture. Prior to joining Bandwidth, Ms. Bottorff served as President of Venture Savvy Consulting Group, an executive coaching and management consulting firm. Prior to Venture Savvy Consulting Group, Ms. Bottorff served as the Vice President of Human Resources of Motricity where she was instrumental in the scaling of the company’s business operations. Prior to Motricity, Ms. Bottorff served as the Vice President of Human Resources of Konover Property Trust, a publicly traded real estate investment trust. Ms. Bottorff earned a B.A. in Sociology from the University of Cincinnati.

Ms. Bottorff was selected to serve on our board of directors due to her extensive knowledge of the Company and our business.

Daryl E. Raiford joined Bandwidth in July 2021 as Chief Financial Officer, overseeing global financial and accounting functions along with investor relations and corporate development. Mr. Raiford previously served as Chief Financial Officer for Ribbon Communications, and prior to that, for GENBAND. Prior to GENBAND, Mr. Raiford served as Vice President and Chief Accounting Officer, and then as Vice President of Business Transformation, at Freescale Semiconductor in Austin, Texas. Prior to Freescale Semiconductor, Mr. Raiford was Chief Financial Officer of Travelport Worldwide Limited, a UK-based global travel distribution firm. Prior to Travelport Worldwide Limited, Mr. Raiford served as Vice President, Finance and Administration, Americas for Hewlett Packard, and Corporate Controller for Compaq Computer Corporation until its acquisition by Hewlett Packard. Earlier in his career, Mr. Raiford served for ten years at Price Waterhouse in London and Houston. Mr. Raiford is a Certified Public Accountant, and earned a B.B.A. in Accounting from The University of Texas at Austin.

Kade Ross joined Bandwidth in 2002 and serves as Chief Information Officer, responsible for Bandwidth’s information technology, data governance, analytics, service management and security functions. Mr. Ross has also held various other roles within Bandwidth, including in enterprise sales, people services and facilities management. Mr. Ross earned a B.S. degree from the University of North Carolina at Chapel Hill.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
Overview
This Compensation Discussion and Analysis summarizes our executive compensation philosophy and objectives, discusses our executive compensation policies, and describes how and why our compensation committee arrived at specific compensation decisions for 2025 for our named executive officers.
Our named executive officers for 2025 were:

Name	Age	Position(s)
David A. Morken	56	Chief Executive Officer (principal executive officer)
Daryl E. Raiford	63	Chief Financial Officer (principal financial officer)
Devesh Agarwal	56	Chief Operating Officer
Rebecca G. Bottorff	58	Chief People Officer
R. Brandon Asbill	59	General Counsel and Secretary

Executive Summary
Summary of 2025 Performance
For our fiscal year ended December 31, 2025, we achieved strong financial results that provide context for stockholders reviewing our executive compensation disclosures, including:
●    Revenue increased 1% to $754 million in 2025, from $748 million in 2024. Revenue increased 25% to $748 million in 2024, from $601 million in 2023.
●    Gross profit was $295 million in 2025, $280 million in 2024, and $236 million in 2023. Non-GAAP gross profit (as defined below) was $326 million in 2025, $308 million in 2024, and $261 million in 2023. Non-GAAP gross margin (as defined below) was 58% in 2025, 57% in 2024, and 55% in 2023.
●    Net (loss) income was $(13) million in 2025, $(7) million in 2024, and $(16) million in 2023. Non-GAAP net income (as defined below) was $46 million in 2025, $41 million in 2024, and $23 million in 2023.
●    Adjusted EBITDA (as defined below), a Non-GAAP measurement of operating performance, was $93 million in 2025, $82 million in 2024, and $48 million in 2023.
●    Free cash flow (as defined below) was $57 million in 2025, $59 million in 2024, and $19 million in 2023.
Each of Adjusted EBITDA, Non-GAAP gross margin and Revenue was an element of our incentive compensation plan for 2025.
Each of Non-GAAP gross profit, Non-GAAP gross margin, Non-GAAP net income, and Adjusted EBITDA is a Non-GAAP financial measure that is prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles (“GAAP”).
We calculate Non-GAAP gross margin by dividing Non-GAAP gross profit by cloud communications revenue, which is revenue less pass-through messaging surcharges. In our calculation of Non-GAAP gross profit and Non-GAAP gross margin, we eliminate the impact of depreciation and amortization, amortization of acquired intangible assets related to acquisitions, stock-based compensation, pass-through messaging surcharges, and all non-cash items, because we do not consider them indicative of our core operating performance. The exclusion of these items facilitates comparisons of our operating performance on a period-to-period basis. Management uses Non-GAAP gross profit and Non-GAAP gross margin to evaluate operating performance and to determine resource allocation among our various service offerings. We believe Non-GAAP gross profit and Non-GAAP gross margin provide useful information to investors and others to understand and evaluate our operating results in the same manner as our management and board of directors and allows for better comparison of financial results among our competitors. Non-GAAP gross profit and Non-GAAP gross margin may not be comparable to similarly titled measures of other companies because other companies may not calculate Non-GAAP gross profit and Non-GAAP gross margin or similarly titled measures in the same manner we do.
We define Non-GAAP net income as net income or loss adjusted for certain items affecting period to period comparability. Non-GAAP net income excludes stock-based compensation, amortization of acquired intangible assets related to acquisitions, amortization of debt discount and issuance costs for convertible debt, acquisition-related expenses, impairment charges of intangibles assets, if any, net cost associated with early lease terminations and leases without economic benefit, (gain) loss on sale of business, net (gain) loss on extinguishment of debt; gain on business interruption insurance recoveries, non-recurring items not indicative of ongoing operations and other, and estimated tax impact of the foregoing adjustments, net of valuation allowances.
We define Adjusted EBITDA as net income or losses from continuing operations, adjusted to reflect the addition or elimination of certain income statement items, including, but not limited to: income tax (benefit) provision, interest (income) expense, net, depreciation and amortization expense, acquisition-related expenses, stock-based compensation expense, impairment of intangible assets, if any, (gain) loss on sale of business, net cost associated with early lease terminations and leases without economic benefit, net (gain) loss on extinguishment of debt, gain on business interruption insurance recoveries, and non-recurring items not indicative of ongoing operations and other. Adjusted EBITDA is a key measure used by management to understand and evaluate our core operating performance and trends to generate future operating plans and to make strategic decisions regarding the allocation of capital. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates comparisons of our operating performance on a period-to-period basis.
Free cash flow represents net cash provided by or used in operating activities less net cash used in the acquisition of property, plant and equipment and capitalized development costs of software for internal use. We believe free cash flow is a useful indicator of liquidity and provides information to management and investors about the amount of cash generated from our core operations that can be used to invest in our business. Free cash flow has certain limitations because it is subject to working capital timing, it does not represent the total increase or decrease in the cash balance for the period, it does not take into consideration investment in long-term securities, nor does it represent residual cash flows available for discretionary expenditures. Therefore, it is important to evaluate free cash flow along with our consolidated statements of cash flows.
Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report for a more detailed discussion of our 2025 financial results and, beginning on page 71 of that Annual Report, a discussion regarding, and reconciliation of, each of the Non-GAAP financial measures described above to the most directly comparable financial measure prepared in accordance with GAAP.

2025 Executive Compensation Highlights

The important features of our executive compensation program for 2025 included the following:
●    We tie a substantial portion of executive pay to performance. We believe that a substantial portion of our named executive officers’ compensation should be variable, at risk, and tied directly to our measurable performance. For 2025, 93% of our Chief Executive Officer’s target total compensation (which includes equity compensation) and an average of 86% of our other named executive officers’ target total compensation was linked to performance.
●    We generally target our executive compensation levels at or above the medians of market benchmarks. We design our executive compensation program to provide competitive pay levels to attract, motivate, and retain talented executives. Our 2025 cash and equity compensation levels are generally competitive with the 50th percentile among our peer companies and other companies surveyed by our compensation consultant.
●    We link executive bonuses to corporate objectives. Our annual performance-based bonus opportunities for all of our named executive officers depend on our achievement of annual corporate objectives we establish each year and the individual executive officer’s contributions towards our achievement of these annual corporate objectives.
●    We emphasize long-term equity incentives. Equity awards are fundamental to our executive compensation program, and we generally believe equity-based awards align our executive officers’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders, and by encouraging our executive officers to remain in our long-term employ. Equity awards comprise the primary “at-risk” portion of our named executive officer compensation package. Generally, restricted stock units (“RSUs”) constitute the equity incentive component of our executive compensation package. We believe granting RSUs subject to vesting conditions based on the executive officer’s continued employment aligns the interests of our executive officers with those of stockholders, while also providing value to the recipient not based solely on stock price appreciation.
●    Our equity awards granted to our executive officers generally have multiple-year vesting requirements, consistent with our retention objectives, although we have granted some equity awards with time-

based vesting of one year or less to our directors and executive officers. We also granted fully vested RSUs in February 2026 to our executive officers as payment for bonuses earned with respect to the 2025 fiscal year under our 2025 MBO Bonus Plan (defined below).
●    We do not provide our executive officers with any special health or welfare benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.
●    We generally do not provide executive fringe benefits or perquisites to our executives, such as car allowances or tax reimbursement payments. Our executives can utilize certain financial advice services that we make available to all employees.
●    Our compensation committee has retained an independent third-party compensation consultant for guidance in making compensation decisions. Meridian advised the compensation committee on market practices, including identifying a peer group of companies and their compensation practices. Meridian also helped our compensation committee assess the Company’s individual and total compensation programs against these peer companies, the general marketplace, and other industry data points.
●    We prohibit hedging and pledging of Company stock.

Objectives, Philosophy and Elements of Executive Compensation
Our mission is to develop and deliver the power to communicate. Our customers utilize our voice calling, text messaging, and 911 solutions utilizing the software and communications network that we develop and deliver. We seek to grow, expand our geographical footprint, and create new solutions for our customers.
Our executive compensation program supports the achievement of our mission by:
●    Attracting, motivating, incentivizing and retaining employees at the executive level who contribute to our long-term success;
●    Providing compensation packages to our executives that are competitive and reward the achievement of our business objectives; and
●    Effectively aligning our executives’ interests with those of our stockholders by awarding a significant portion of compensation in the form of long-term equity incentives that provide value based on the growth of sustainable long-term value for our stockholders.

Our executive compensation program primarily consists of base salary, annual performance-based bonuses, and long-term equity incentive compensation. We also provide our executive officers with benefits available to all our employees, including retirement benefits under our 401(k) plan and participation in employee benefit plans. This chart summarizes the three main elements of our executive compensation program, as well as their respective objectives and key features.

Element of Compensation	Objectives	Key Features
Annual Base Salary (fixed)	•Provides financial stability and security through a fixed amount of cash for performing job responsibilities.
•We establish fixed cash compensation, which we periodically review and adjust if and when appropriate.
•We determine each executive officer’s fixed cash compensation based on a variety of factors, including the executive officer’s performance, experience, skills, position, and scope of responsibility, as well as the competitive marketplace for executive talent specific to our industry.
•We also consider our performance and the market data provided by our independent compensation consultant.

Annual Performance Bonus (at-risk short term incentive)	•Motivates and rewards the achievement of our annual corporate objectives and individual contributions.
•We establish target bonus amounts, which we periodically review and adjust if and when appropriate, unless established by an employment agreement.
•Our compensation committee determines each executive officer’s target bonus based upon a variety of factors, including the executive officer’s anticipated impact on our company and our achievement of our corporate objectives, the individual performance objectives that relate to the officer’s role and expected contribution toward reaching our corporate goals, and competitive bonus opportunities in our industry.
• We generally communicate each executive officer’s target bonus at the beginning of the year, unless established by an employment agreement. Our compensation committee determines each executive officer’s actual bonus amounts after the end of the year, based on the achievement of our annual corporate objectives and the executive’s achievement of his or her individual performance objectives.

Long-Term Equity Incentive (at-risk long-term incentives)
•Motivates and rewards the achievement of our long-term corporate objectives and performance.

•Aligns our executives’ interests with our stockholders’ interests in growing sustainable long-term value.

•Attracts and retains highly qualified executives and encourages their continued employment over the long term.

•We generally review equity incentives annually for existing executives, considering our performance and the market data provided by our independent compensation consultant.
•We also generally review equity incentives as appropriate during the year for new hires, promotions, or other special circumstances.
•We believe equity incentives enhance executive retention and periodically reward significant achievement.
•We determine individual awards based on a variety of factors, including current corporate and individual performance and market data provided by our independent compensation consultant.
•Our equity incentives generally consist solely of RSUs.

We believe we provide competitive compensation to each of our executive officers which offers significant short- and long-term incentives to such officer for the achievement of measurable corporate objectives. We believe that our approach appropriately blends short-term and long-term incentives to maximize stockholder value.
We do not have formal policies for allocating compensation among salary, annual performance bonus awards, and equity grants, among short-term and long-term compensation, or among cash and non-cash compensation. Our compensation committee establishes a total compensation program for each named executive officer that balances current, short-term, and long-term incentive compensation, and cash and non-cash compensation, which our compensation committee believes will allow our executive compensation program to appropriately support the achievement of our corporate objectives. Our compensation committee generally has structured a substantial portion of the named executive officers’ total target compensation to consist of annual performance-based bonus opportunities and long-term equity awards to align the executive officers’ incentives with our corporate objectives and our stockholders’ interest in the growth of sustainable long-term value.

How We Determine Executive Compensation
Role of our Compensation Committee, Management and the Board
Our executive compensation program is administered and overseen by our compensation committee, in consultation with our board of directors, including with respect to the Company’s compensation policies, plans and programs, administration of Company equity plans and its responsibilities related to the compensation of the Company’s executive officers, directors, and senior management, as appropriate. For more information about the compensation committee’s oversight of the executive compensation program, see the section titled “Board of Directors and Corporate Governance—Board Meetings and Committees—Compensation Committee” beginning on page 7 of this proxy statement. Our compensation committee consists solely of independent members of our board of directors.

Our compensation committee meets periodically throughout the year to manage and evaluate our executive compensation program, and generally determines, annually, the principal components of compensation (base salary, performance bonus and equity awards) for our executive officers. In particular, our compensation committee determines appropriate target levels and performance measures and the allocation between short-term and long-term compensation and between cash and equity-based awards, in order to establish an overall compensation program it believes is appropriate for each named executive officer. Our compensation committee does not delegate authority to approve executive officer compensation. Our compensation committee also may make decisions throughout the year for new hires, promotions, or other special circumstances as it determines appropriate. Our compensation committee does not maintain a formal policy regarding the timing of equity awards to our executive officers, and generally approves the grant of equity awards to executive officers at a regularly scheduled meeting or by written consent consistent with discussion at a prior regularly scheduled meeting.
Our compensation committee works with and receives information and analyses from management, including members of our People Services, Finance and Legal teams, and considers and evaluates this information to determine the structure and amount of compensation to be paid to our executive officers, including our named executive officers. Our compensation committee also works with and receives input from our Chief Executive Officer. Outside of the presence of any other named executive officers, our Chief Executive Officer evaluates and provides to the compensation committee executive officer performance assessments, recommendations and proposals regarding executive officer compensation programs, and decisions affecting base salaries, performance bonuses, equity compensation, and other compensation-related matters. Our compensation committee retains the final authority to set compensation for all named executive officers. Our Chief Executive Officer discusses his own performance and compensation with the compensation committee, but he does not participate in the committee’s deliberations. Our compensation committee meets in executive session without the Chief Executive Officer to evaluate his performance and determine his compensation.
From time to time, our compensation committee may invite members of management, other employees, and outside advisors or consultants to make presentations, provide financial or other background information or advice, or otherwise participate in compensation committee meetings. Members of management, including our Chief Executive Officer, may attend portions of our compensation committee’s meetings.
Our People Services, Finance, and Legal teams work closely with our Chief Executive Officer to design and develop recommended executive compensation for our named executive officers and other senior executives, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare peer data comparisons and other briefing materials, and ultimately to implement the decisions of the compensation committee.

Role of Compensation Consultant
The work of Meridian, as consultants to the compensation committee, included advising on the Company’s compensation practices relative to its peer group, a compensation risk assessment, review of executive officer and director compensation, the development of a new peer group to be used for 2025 executive and director compensation, and general advice to the compensation committee throughout 2025 on the market positioning of the Company’s compensation programs.
Our compensation committee analyzed in 2025 whether the work of Meridian as compensation consultants raised any conflict of interest, taking into account relevant factors in accordance with SEC guidelines. Based on its analysis, our compensation committee determined that the work of Meridian, and the individual compensation advisors it employs, do not create any conflict of interest pursuant to the SEC rules and Nasdaq listing standards.

Use of Competitive Market Compensation Data
Our compensation committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, our compensation committee directed Meridian to develop a proposed list of our peer group companies to be used in connection with assessing the compensation practices of the publicly traded companies with whom we compete for top talent.

As directed by our compensation committee, Meridian developed our peer group in consultation with our management team and our compensation committee. The compensation committee, in consultation with Meridian and with management, approved a group of companies that would be appropriate peers based on our industry focus and size (based on employee headcount, revenues and market capitalization), as well as companies with whom we compete for talent. The peer group used by our compensation committee in making executive pay decisions for 2025 was as follows:

8x8	Model N	Twilio
Alarm.com	Ooma	Upland Software
Appian	PagerDuty	Wolfspeed
Calix	Paycom Software	Workiva
Cogent Communications	PROS Holdings	Yext
Domo	RingCentral	Five9
Zuora	SolarWinds
Everbridge was removed from our peer group for 2025 due to merger and acquisition activity, and Telos was removed as it was deemed less of a fit compared to prior years due to company size. LivePerson was removed from our peer group for 2025 due to certain material company developments that resulted in the committee deeming it less of a fit compared to prior years. Zuora was added to our peer group for 2025, as our compensation committee determined it was a more appropriate peer due to its more similar comparison to our industry and size. Using data compiled from the public filings of these peer companies and data from Meridian’s national survey of companies similar to us, which we refer to as peer, or “benchmarking,” data, Meridian completed an assessment of our executive compensation to inform our compensation committee’s determinations regarding executive compensation for 2025. Meridian prepared, and the compensation committee reviewed, a range of market data reference points (generally at the 25th, 50th and 75th percentiles of the market data) with respect to base salary, performance bonuses, equity compensation (valued based both on an approximation of grant date fair value and as well as ownership percentage), total target cash compensation (base salary and the annual target performance bonus) and total direct compensation (total target cash compensation and equity compensation) with respect to each of our executive officers. When determining executive compensation, the compensation committee generally targets the 50th percentile of market benchmarks. Our compensation committee considers market data as only one factor when making compensation decisions, and considers other factors as described below under “Factors Used in Determining Executive Compensation.”

Consideration of Annual Say-on-Pay Vote on Executive Compensation
Our compensation committee considered the results of the non-binding stockholder advisory vote on the compensation of our named executive officers conducted at the May 29, 2025 annual meeting of stockholders. As reported in our current report on Form 8-K, filed with the SEC on May 28, 2025, approximately 80% of the votes cast on the proposal expressed support for the compensation program offered to our named executive officers as disclosed in last year’s proxy statement (the “Say-on-Pay Vote”). Our compensation committee made no changes to our executive compensation program as a result of the 2025 Say-on-Pay Vote. Further, our board of directors has elected to conduct the Say-on-Pay Vote annually, thereby giving our stockholders the opportunity to provide feedback on the compensation of our named executive officers each year. We will conduct our annual Say-on-Pay Vote as described in Proposal No. 3 of this proxy statement at the 2026 Annual Meeting of Stockholders. Our board of directors and our compensation committee will consider the outcome of the Say-on-Pay Vote, as well as any feedback received throughout the year, when making compensation decisions for our named executive officers in the future.

Factors Used in Determining Executive Compensation
Our compensation committee sets the compensation of our executive officers at levels it determines to be competitive and appropriate for each executive officer, using the professional experience and judgment of our compensation committee members. Our compensation committee does not make compensation decisions by using a formulaic approach or rigid benchmarks. Our compensation committee believes executive compensation decisions require consideration of a multitude of factors that vary from year to year. Our compensation committee generally takes into consideration the following factors when making executive compensation decisions:
►    Company performance and existing business needs;
►    Each named executive officer’s individual performance, scope of job function and the criticality of the skill set of the named executive officer to the Company’s future performance;
►    The need to attract new talent to our executive team and retain existing talent in a highly competitive industry where we compete for top talent;
►    Alignment of named executive officer compensation with short-term and long-term Company performance;

►    Recommendations of the Company’s Chief Executive Officer, other than with respect to his own compensation;
►    A range of market data reference points, as described above under “Use of Competitive Market Compensation Data”; and
►    Recommendations, data and analyses from our compensation committee’s independent compensation consultant on compensation policy determinations for our executive officers.

2025 Executive Compensation Program

Base Salary
The base salaries of our named executive officers are an important part of their total compensation package, and are intended to reflect their respective positions, duties and responsibilities and to provide a fixed base of cash compensation. Base salary is a visible and stable fixed component of our compensation program. Our compensation committee may adjust base salaries based on a number of factors, including experience, responsibilities, individual contributions, number of years in the position and competitive data. In addition, our compensation committee may evaluate our named executive officers’ base salaries, together with other components of their compensation, to ensure that the executive’s total compensation is consistent with our overall compensation philosophy and market practices of our compensation peer group.
In November 2024, our compensation committee reviewed the base salaries of our named executive officers, and determined that base salary levels would be increased as described in the table below, due to each named executive officer's performance, scope of role and competitiveness to market. These base salary increases were effective as of January 1, 2025.

Executive	2024 Base Salary ($)	2025 Base Salary ($)	Percentage Increase in Base Salary from December 31, 2024 (%)
David A. Morken	516,476	531,970	3
Daryl E. Raiford	437,750	450,883	3
Devesh Agarwal(1)	350,000	400,000	14
Rebecca G. Bottorff	367,254	378,272	3
R. Brandon Asbill	371,505	382,650	3
___________________________
(1)    Mr. Agarwal was promoted to Chief Operating Officer, effective January 1, 2025, and his base salary increase reflects his increased role.

Annual Performance Bonus
Our compensation committee believes that the payment of annual incentive compensation provides motivation necessary to retain the named executive officers and reward them for short-term company performance. On January 22, 2025, our compensation committee approved the adoption of our 2025 “Management by Objective” Bonus Plan (the “2025 MBO Bonus Plan”) for our executive officers, including the named executive officers. The 2025 MBO Bonus Plan encourages our named executive officers to contribute to the profitability, growth and increased value of the Company.
Amounts payable under our 2025 MBO Bonus Plan were determined as follows:
●    Each executive officer has a target incentive compensation amount (the “Individual Target Bonus”).
●    In January 2025, our compensation committee established Adjusted EBITDA, Non-GAAP Gross Margin and Revenue as the corporate performance objectives (collectively, the “Corporate Objectives”) under the 2025 MBO Bonus Plan, and also set target performance levels for and the respective weighting of each Corporate Objective. Each executive officer’s individual objectives for 2025 were generally based on the executive officer’s role and its relationship to and areas of potential impact on our strategic business imperatives, such as achieving Company financial objectives, improving efficiencies, increasing customer opportunities and satisfaction, developing and managing a talented workforce, and managing compliance.
●    Following the conclusion of the 2025 calendar year, our compensation committee:
o    assessed our financial results for 2025, and determined the degree of achievement of each Corporate Objective. Based on the respective weighting of each Corporate Objective, our compensation committee determined an overall corporate achievement percentage for the 2025 MBO Bonus Plan (the “Corporate Achievement Percentage”); and
o    determined each executive officer’s achievement of the executive officer’s individual objectives, expressed as a percentage of the applicable performance goal (the “Individual Achievement Percentage”). Our Chief Executive Officer provided to our compensation committee performance assessments for each executive officer (other than himself) and his recommendations for each executive officer’s Individual Achievement Percentage.

●    Each executive officer’s individual bonus under the 2025 MBO Bonus Plan was calculated as follows:
o    The executive officer’s Individual Target Bonus, multiplied by
o    The Corporate Achievement Percentage, multiplied by
o    The executive officer’s Individual Achievement Percentage.
The Individual Target Bonus under the 2025 MBO Bonus Plan for each named executive officer was as follows:

Executive	Target Bonus ($)
David A. Morken	531,970
Daryl E. Raiford	338,162
Devesh Agarwal	300,000
Rebecca G. Bottorff	189,136
R. Brandon Asbill	191,325
Following the conclusion of the 2025 calendar year, our compensation committee determined that the Corporate Achievement Percentage for 2025 was 103.6%. Our compensation committee then determined the Individual Achievement Percentage for each of Messrs. Morken, Raiford, Asbill and Agarwal, and Ms. Bottorff. The Corporate Achievement Percentage and Individual Achievement Percentage yielded bonuses under the 2025 MBO Bonus Plan for our named executive officers as follows:

Executive(1)	2025 MBO Bonus Earned ($)
David A. Morken	545,610
Daryl E. Raiford	353,839
Devesh Agarwal	320,124
Rebecca G. Bottorff	193,985
R. Brandon Asbill	197,222
Bonuses to our named executive officers for amounts earned with respect to the 2025 fiscal year under our 2025 MBO Bonus Plan were paid in the form of fully vested shares of common stock which were issued to the named executive officers on February 20, 2026. These shares had a grant date value equal to the value of the 2025 MBO Bonuses earned by our named executive officers, and these amounts are included in the “Stock Awards” column in the 2025 Summary Compensation Table in this proxy statement.
Equity Awards
Since our November 2017 initial public offering, we have granted equity awards in the form of RSUs, which we determined was advisable in order to align with peer company practices. In addition to aligning with market practice, we believe the use of RSUs improves the balance and risk profile of our compensation program as this form of award does not rely solely on stock price appreciation to provide value to the recipient. These awards are generally subject to vesting dependent on the executive officer’s continued employment. Since our November 2017 initial public offering, we have not granted stock options to our named executive officers.
During 2025, our compensation committee did not have a formal policy for determining the value or type of equity-based awards to grant to our named executive officers. Rather, equity grants to our named executive officers were considered, evaluated and approved by our compensation committee as a component of each named executive officer’s total compensation, taking into account the compensation benchmarking conducted by our compensation consultant, the individual officer’s responsibilities and performance, and the recommendations of the Chief Executive Officer (except as to his own award of equity-based compensation).
In November 2025, our compensation committee approved customary RSU grants for the named executive officers. These RSUs vest over 3 years, with 1/3 vesting on the first anniversary of the date of grant, and the remainder vesting in equal quarterly installments over the following 2 years, subject to continued service.

The following table summarizes the RSUs made to our named executive officers during the 2025 fiscal year:

Executive	Total RSUs Granted in 2025 (# of RSUs)
David A. Morken	528,212
Daryl E. Raiford	248,718
Devesh Agarwal	264,316
Rebecca G. Bottorff	136,878
R. Brandon Asbill	118,958
Refer to the 2025 Grants of Plan-Based Awards table below for additional information, including vesting schedules, regarding the equity awards issued to our named executive officers in 2025.

Employment Agreements with Named Executive Officers
David A. Morken
We entered into an employment agreement with David A. Morken as of January 1, 2015, and amendments thereto on March 9, 2017 and February 26, 2024 (collectively, as amended, the “Morken Agreement”). The Morken Agreement automatically renewed on January 1, 2026, and will automatically renew for additional one-year periods unless either Mr. Morken or we give at least 60 days’ notice of non-renewal to the other party.

The Morken Agreement entitles Mr. Morken to receive a base salary and the opportunity to earn an annual performance-based bonus, with a target of 100% of base salary, subject to the achievement of individual and company performance goals to be mutually agreed by the compensation committee of the board of directors and Mr. Morken at the beginning of each calendar year. Under the terms of the Morken Agreement, if Mr. Morken’s employment is terminated by the Company other than for Cause (as defined in the Morken Agreement) or if Mr. Morken resigns for Good Reason (as defined in the Morken Agreement) (either, a “Morken Qualifying Termination”), then, subject to his execution of a general release of claims in our favor, Mr. Morken will receive (i) severance payments equal to 150% (or, if the Morken Qualifying Termination occurs within 12 months following a change in control of the Company or Mr. Morken resigns for any reason within 12 months following an Unapproved Change in Control (as defined in the Morken Agreement), 300%) of his base salary, plus (ii) 150% (or, if the Morken Qualifying Termination occurs within 12 months following a change in control of the Company or Mr. Morken resigns for any reason within 12 months following an Unapproved Change in Control, 300%) of his target annual cash incentive bonus, payable over an 18 month period following the termination (or a 36 month period if the termination occurs within 12 months following a change in control of the Company). Mr. Morken will also be entitled to receive a healthcare stipend for 18 months (or 36 months if the Morken Qualifying Termination occurs within 12 months following a change in control or Mr. Morken resigns for any reason within 12 months following an Unapproved Change in Control), grossed up for taxes, in an amount sufficient to facilitate his purchase of healthcare coverage and a lump sum amount equal to 18 months (or 36 months if the Morken Qualifying Termination occurs within twelve months following a change in control or Mr. Morken resigns for any reason within 12 months following an Unapproved Change in Control) of premiums for the term life insurance coverage then in effect.

The Morken Agreement provides that any then outstanding and unvested stock options or shares of restricted stock will immediately vest, and the options will be exercisable for the remainder of their full original term, upon the earliest of (i) Mr. Morken’s death during the term of the Morken Agreement, (ii) a change in control of the Company, or (iii) a Morken Qualifying Termination.

Mr. Morken has agreed to refrain from disclosing our confidential information during or at any time following his employment with us and from competing with us or soliciting our employees or customers during his employment and for 12 months following termination of his employment.

If payments to Mr. Morken from us would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, and would be subject to the excise tax imposed by Section 4999 of the Code, then such payments would be reduced to the extent necessary to avoid the payment of any excess parachute payments and to avoid Mr. Morken being subject to the excise tax imposed by Section 4999 of the Code.

Mr. Morken has also entered into an Indemnification and Advancement Agreement with the Company.

Daryl E. Raiford
We entered into an employment agreement with Daryl E. Raiford on July 6, 2021, and amendments thereto on March 25, 2022 and August 21, 2025 (collectively, as amended, the “Raiford Agreement”). The Raiford Agreement automatically renewed on December 31, 2025 and will automatically renew for additional one-year periods unless either Mr. Raiford or we give at least 60 days’ notice of non-renewal to the other party.
The Raiford Agreement entitles Mr. Raiford to receive a base salary and the opportunity to earn an annual performance-based bonus with a target of 75% of base salary, subject to the achievement of individual and company performance goals established by the compensation committee of the board of directors upon the recommendation of our Chief Executive Officer at the beginning of each calendar year.
If Mr. Raiford’s employment is terminated by the Company other than for Cause (as defined in the Raiford Agreement) or if Mr. Raiford resigns for Good Reason (as defined in the Raiford Agreement) (either, a “Raiford Qualifying Termination”), then, subject to his execution of a general release of claims in our favor, Mr. Raiford will receive (i) severance payments equal to 100% (or, if the Raiford Qualifying Termination occurs within 12 months following a change in control of the Company, 150%) of his base salary, plus (ii) 100% (or, if the Raiford Qualifying Termination occurs within 12 months following a change in control of the Company, 150%) of his target annual cash incentive bonus, payable over a 12 month period following the termination (or an 18 month period if the termination occurs within 12 months following a change in control of the Company). Mr. Raiford will also be entitled to receive a lump sum equal to 12 months (or 18 months if the Raiford Qualifying Termination occurs within twelve months following a change in control) of premiums for basic medical insurance and the term life insurance coverage then in effect.
Upon a Raiford Qualifying Termination not in connection with a change in control, any unvested RSUs or other time-based equity award held by Mr. Raiford will become vested as to the portion (if any) that is scheduled to vest within the 6 months following Mr. Raiford’s termination. Any unvested RSUs or other time-based equity awards held by Mr. Raiford will become fully vested upon his death or upon a Qualifying Termination within 12 months following a change in control of the Company.
Mr. Raiford has agreed to refrain from disclosing our confidential information during or at any time following his employment with us and from competing with us or soliciting our employees or customers during his employment and for 12 months following a termination of his employment.
If payments to Mr. Raiford from us would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, and would be subject to the excise tax imposed by Section 4999 of the Code, then such payments would be reduced to the extent necessary to avoid the payment of any excess parachute payments and to avoid Mr. Raiford being subject to the excise tax imposed by Section 4999 of the Code.
Mr. Raiford has also entered into an Indemnification and Advancement Agreement with the Company.

Devesh Agarwal
We entered into an employment agreement with Devesh Agarwal on July 1, 2022, and amendments thereto on February 11, 2025 and August 21, 2025 (collectively, as amended, the “Agarwal Agreement”). The Agarwal Agreement automatically renewed on December 31, 2025 and will automatically renew for additional one-year periods unless either Mr. Agarwal or we give at least 60 days’ notice of non-renewal to the other party.
The Agarwal Agreement entitles Mr. Agarwal to receive a base salary and the opportunity to earn an annual performance-based bonus with a target (effective January 1, 2025) of 75% of base salary, subject to the achievement of individual and company performance goals established by the compensation committee of the board of directors upon the recommendation of our Chief Executive Officer at the beginning of each calendar year. In connection with his appointment as our Chief Operating Officer in 2025, Mr. Agarwal also received an award of 62,617 RSUs, which vest over three years, with one-third vesting on the first anniversary of the date of grant, and the remaining two-thirds vesting in equal quarterly installments over the following two years, ending on the third anniversary of the date of grant, subject generally to Mr. Agarwal's continued employment.
If Mr. Agarwal’s employment is terminated by the Company other than for Cause (as defined in the Agarwal Agreement) or if Mr. Agarwal resigns for Good Reason (as defined in the Agarwal Agreement) (either, an “Agarwal Qualifying Termination”), then, subject to his execution of a general release of claims in our favor, Mr. Agarwal will receive (i) severance payments equal to 100% (or, if the Agarwal Qualifying Termination occurs within 12 months following a change in control of the Company, 150%) of his base salary, plus (ii) 100% (or, if the Agarwal Qualifying Termination occurs within 12 months following a change in control of the Company, 150%) of his target annual cash incentive bonus, plus (iii) an amount sufficient to facilitate his purchase of health care coverage of his choice comparable to his then-current coverage for a period of 12 months (or 18 months if the Agarwal Qualifying Termination occurs within 12 months following a change in control of the Company), with a gross up for taxes. The severance payments will be payable over a 12 month period following Mr. Agarwal’s termination (or an 18 month period if the Agarwal Qualifying Termination occurs within 12 months following a change in control of the Company).

Upon an Agarwal Qualifying Termination not in connection with a change in control, any unvested RSUs or other time-based equity award held by Mr. Agarwal will become vested as to the portion (if any) that is scheduled to vest within the 6 months following Mr. Agarwal’s termination. Any unvested RSUs or other time-based equity awards held by Mr. Agarwal will become fully vested upon his death or upon a Qualifying Termination within 12 months following a change in control of the Company.
Mr. Agarwal has agreed to refrain from disclosing our confidential information during or at any time following his employment with us and from competing with us or soliciting our employees or customers during his employment and for 12 months following a termination of his employment.
If payments to Mr. Agarwal from us would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, and would be subject to the excise tax imposed by Section 4999 of the Code, then such payments would be reduced to the extent necessary to avoid the payment of any excess parachute payments and to avoid Mr. Agarwal being subject to the excise tax imposed by Section 4999 of the Code.
Mr. Agarwal has also entered into an Indemnification and Advancement Agreement with the Company.

R. Brandon Asbill
In connection with his commencement of employment with us, we entered into an offer letter agreement with R. Brandon Asbill, dated December 17, 2020 providing for Mr. Asbill’s base salary and bonus opportunity upon joining the Company.
On February 24, 2022, we entered into an employment agreement with Mr. Asbill (the “Asbill Agreement”), which supersedes the offer letter. The Asbill Agreement automatically renewed on December 31, 2025 and will automatically renew for additional one-year periods unless either Mr. Asbill or we give at least 60 days’ notice of non-renewal to the other party.
The Asbill Agreement entitles Mr. Asbill to receive a base salary and the opportunity to earn an annual performance-based bonus with a target of 50% of base salary, subject to the achievement of individual and company performance goals established by the compensation committee of the board of directors upon the recommendation of our Chief Executive Officer at the beginning of each calendar year.
If Mr. Asbill’s employment is terminated by the Company other than for Cause (as defined in the Asbill Agreement) or if Mr. Asbill resigns for Good Reason (as defined in the Asbill Agreement) (either, an “Asbill Qualifying Termination”), then, subject to his execution of a general release of claims in our favor Mr. Asbill will receive (i) severance payments equal to 100% of his base salary, plus (ii) 100% of his target annual cash incentive bonus, plus (iii) an amount sufficient to facilitate his purchase of health care coverage of his choice comparable to his then-current coverage for a period of 12 months, with a gross up for taxes, plus (iv) an amount sufficient to reimburse him for 12 months of premiums for the continuation of his term life insurance coverage then in effect, with a gross up for taxes. The severance payments will be payable over a 12 month period following Mr. Asbill’s termination.
Upon an Asbill Qualifying Termination not in connection with a change in control, any unvested RSUs or other time-based equity award held by Mr. Asbill will become vested as to the portion (if any) that is scheduled to vest within the 6 months following Mr. Asbill’s termination. Any unvested RSUs or other time-based equity awards held by Mr. Asbill will become fully vested upon his death or upon a Qualifying Termination within 12 months following a change in control of the Company.
Mr. Asbill has agreed to refrain from disclosing our confidential information during or at any time following his employment with us and from competing with us or soliciting our employees or customers during his employment and for 12 months following termination of his employment.
If payments to Mr. Asbill from us would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, and would be subject to the excise tax imposed by Section 4999 of the Code, then such payments would be reduced to the extent necessary to avoid the payment of any excess parachute payments and to avoid Mr. Asbill being subject to the excise tax imposed by Section 4999 of the Code.
Mr. Asbill has also entered into an Indemnification and Advancement Agreement with the Company.

Rebecca G. Bottorff
We entered into an employment agreement with Rebecca G. Bottorff on December 6, 2019 (the “Bottorff Agreement”), which automatically renewed on December 31, 2025 and which will automatically renew for additional one-year periods unless either Ms. Bottorff or we give at least 60 days’ notice of non-renewal to the other party.
The Bottorff Agreement entitles Ms. Bottorff to receive a base salary and the opportunity to earn an annual performance-based bonus with a target of 50% of base salary, subject to the achievement of individual and company performance goals established by the compensation committee of our board of directors upon the recommendation of our Chief Executive Officer at the beginning of each calendar year.
If Ms. Bottorff’s employment is terminated by the Company other than for Cause (as defined in the Bottorff Agreement) or if Ms. Bottorff resigns for Good Reason (as defined in the Bottorff Agreement), then, subject to her execution of a general release of claims in our favor Ms. Bottorff will receive (i) severance payments equal to 100% of her base salary, plus (ii) 100% of her target annual cash incentive bonus, plus (iii) an amount sufficient to facilitate her purchase of health care coverage of her choice comparable to her then-current coverage for a period of 12 months. The severance payments will be payable over a 12 month period following Ms. Bottorff’s termination. In addition, Ms. Bottorff will also be entitled to receive a lump sum equal to twelve months of premiums for the term life insurance coverage then in effect for Ms. Bottorff.
Under the Bottorff Agreement, any unvested restricted stock or stock options held by Ms. Bottorff will vest in full upon her death or upon a change in control of the Company.
Ms. Bottorff has agreed to refrain from disclosing our confidential information during or at any time following her employment with us and from competing with us or soliciting our employees or customers during her employment and for 12 months following termination of her employment.
If payments to Ms. Bottorff from us would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, and would be subject to the excise tax imposed by Section 4999 of the Code, then such payments would be reduced to the extent necessary to avoid the payment of any excess parachute payments and to avoid Ms. Bottorff being subject to the excise tax imposed by Section 4999 of the Code.
Ms. Bottorff has also entered into an Indemnification and Advancement Agreement with the Company.

Equity Benefit Plans
For more information on our current equity compensation program and decisions regarding the grants of equity awards in 2025 for our named executive officers, see “Compensation Discussion and Analysis – 2025 Executive Compensation Program – Annual Performance Bonus” and “Compensation Discussion and Analysis – 2025 Executive Compensation Program – Equity Awards.”

Other Features of Our Executive Compensation Program
401(k) Plan, Welfare and Health Benefits
We maintain a tax-qualified retirement plan that provides eligible U.S. employees, including our named executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees may make voluntary contributions from their eligible pay, up to certain applicable annual limits set by the Internal Revenue Code of 1986, as amended (the “Code”). In 2025, we matched 100% of employee contributions, up to 4% of earnings with an annual maximum company matching contribution of $14,000 in matching contributions per calendar year for each employee. Such employee contributions are immediately and fully vested; Company matching contributions vest over three years ratably. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code.
In addition, we provide other benefits to our executive officers, including the named executive officers, on the same basis as to all of our full-time employees. These benefits include, but are not limited to, medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans.
We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits
We do not currently view perquisites or other personal benefits as a significant component of our executive compensation program. We do not generally provide perquisites or other personal benefits to our executive officers, including the named executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. However, we pay the premiums for term life insurance and disability insurance, subject to certain limitations, for all of our full-time employees, including our named executive officers.
In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

Tax and Accounting Implications
Accounting for Stock-Based Compensation
Under Financial Accounting Standard Board ASC Topic 718 (“ASC 718”), we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718.

Deductibility of Executive Compensation
Under Section 162(m) of the Code, a public company generally may not deduct compensation in excess of $1 million paid to its Chief Executive Officer and other covered officers. In determining the form and amount of compensation for our Chief Executive Officer and other named executive officers, our compensation committee considers a variety of factors and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program, even if the compensation is not deductible by us for tax purposes.

Clawback Matters and Insider Trading Policy
Clawback Policy
We have adopted a Policy for the Recovery of Erroneously Awarded Compensation (the “Clawback Policy”) to comply with Rule 10D-1 of the Exchange Act and corresponding Nasdaq listing standards. In the event we are required to restate our financial results, the Clawback Policy mandates we recover any portion of incentive-based compensation that was erroneously received by any current or former executive officer of the Company within the three fiscal years preceding such restatement, to the extent the amount of that compensation exceeds what such executive officer would have received based on our restated financial results.

Policy Prohibiting Hedging and Pledging of Our Equity Securities
Our insider trading policy prohibits all of our employees (including our executive officers), directors, consultants and contractors from engaging in short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock. In addition, none of our employees (including our executive officers), directors, consultants or contractors may pledge our securities as collateral for loans or hold our securities in margin accounts.

Analysis of Risks Presented by our Compensation Policies and Programs
The compensation committee has reviewed our compensation policies and practices to assess whether they encourage employees to take inappropriate risks. The compensation committee has reviewed and assessed our compensation philosophy, terms and practices, including the mix of fixed and variable, short and long-term incentives and overall pay, incentive plan structures, and the checks and balances built into, and oversight of, each plan and practice. The compensation committee believes the mix and design of the elements of executive compensation do not encourage management to assume excessive risks; rather, it believes the mix of short-term compensation (in the form of salary and annual bonus, if any, which is based on a variety of performance factors) and long-term compensation (in the form of RSUs) prevents undue focus on short-term results and helps align the interests of our executive officers with the interests of our stockholders. Our insider trading policy and prohibition against hedging and pledging of our stock also protect against short-term decision making.

COMPENSATION COMMITTEE REPORT
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with members of management. Based on such review and discussion, the compensation committee has recommended to the board of directors that the section titled “Executive Compensation” be included in this proxy statement.
Respectfully submitted by the members of the compensation committee of the board of directors:

Compensation Committee

Brian D. Bailey, Chairman
Lukas M. Roush
Douglas A. Suriano

EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table
The following table sets forth information regarding compensation awarded to, earned by or paid to our named executive officers during the years ended December 31, 2025, 2024 and 2023:

2025 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
David A. Morken	2025	531,970	—	6,986,470	—	39,656	7,558,096
Chief Executive Officer	2024	516,476	—	1,530,606	19,626	26,476	2,093,184
	2023	516,476	—	1,443,445	—	15,714	1,975,635
Daryl E. Raiford	2025	450,883	—	3,309,960	—	33,897	3,794,740
Chief Financial Officer	2024	437,750	—	1,829,088	16,635	18,525	2,301,998
	2023	437,750	—	2,462,983	—	19,378	2,920,111
Devesh Agarwal	2025	400,000	—	3,688,714	—	22,798	4,111,512
Chief Operating Officer	2024	350,000	—	739,216	13,300	17,133	1,119,649
Rebecca G. Bottorff	2025	378,272	—	1,819,854	—	24,127	2,222,253
Chief People Officer	2024	367,254	—	968,778	13,956	19,046	1,369,034
	2023	367,254	—	946,742	—	16,689	1,330,685
R. Brandon Asbill	2025	382,650	—	1,588,340	—	23,513	1,994,503
General Counsel	2024	371,505	—	726,116	14,117	17,320	1,129,058
	2023	371,505	—	709,538	—	16,657	1,097,700
________________________
(1)    Amounts in this column reflect the aggregate grant date fair value of the shares underlying RSUs granted in the applicable year, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for stock-based compensation transactions. The assumptions we used in valuing these equity awards are described in Note 10, “Stock-Based Compensation,” to our consolidated financial statements included in our Annual Report and do not necessarily correspond to the actual economic value recognized or that may be recognized by the named executive officers. The amounts in this column for the 2025 fiscal year include amounts earned by the named executive officers under our 2025 MBO Bonus Plan and paid in the form of fully vested shares of Class A common stock issued to the named executive officers on February 20, 2026 with a grant date value equal to the amount earned. See “Compensation Discussion and Analysis – 2025 Executive Compensation Program – Annual Performance Bonus” for further information.
(2)    Amounts in this column for 2024 represent a cash bonus paid January 2025 in connection with Company performance in 2024.
(3)    Amounts in this column for 2025 represent premiums for supplemental disability insurance coverage paid by the Company and matching contributions to our 401(k) savings plan made by the Company on the named executive officer’s behalf. See “Compensation Discussion and Analysis – Other Features of Our Executive Compensation Program” for more information on premiums for supplemental disability insurance coverage paid by the Company and matching contributions to our 401(k) savings plan.

2025 Grants of Plan-Based Awards

The following table shows certain information regarding grants of plan-based awards to our named executive officers during the fiscal year ended December 31, 2025.
Grants of Plan-Based Awards in Fiscal 2025

			Estimated Possible Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)
David A. Morken	MBO Bonus Plan	12/31/25	454,834	531,970	797,955	—	—
	RSU Grant	11/28/25	—	—	—	493,867	6,440,860
Daryl E. Raiford	MBO Bonus Plan	12/31/25	289,129	338,162	507,243	—	—
	RSU Grant	11/28/25	—	—	—	226,667	2,956,121
Devesh Agarwal	MBO Bonus Plan	12/31/25	256,500	300,000	450,000	—	—
	RSU Grant	2/28/25	—	—	—	62,617	934,137
	RSU Grant	11/28/25	—	—	—	186,667	2,434,453
Rebecca G. Bottorff	MBO Bonus Plan	12/31/25	161,711	189,136	283,704	—	—
	RSU Grant	11/28/25	—	—	—	124,667	1,625,868
R. Brandon Asbill	MBO Bonus Plan	12/31/25	163,583	191,325	286,988	—	—
	RSU Grant	11/28/25	—	—	—	106,667	1,391,118
________________________
(1)    The amounts set forth in these columns represent the threshold, target and maximum bonus amounts for each named executive officer for fiscal year 2025 under our 2025 MBO Bonus Plan, assuming an individual achievement score of 100%, and do not represent either additional or actual compensation earned by the named executive officers for the year ended December 31, 2025. The amount of the actual payments under the 2025 MBO Bonus Plan are included in the “Stock Awards” column of the “Summary Compensation Table” above, as such payments were made in the form of fully vested shares of Class A common stock issued to the named executive officers on February 20, 2026 with a grant date value equal to the amount earned by the named executive officers under the 2025 MBO Bonus Plan. For more information about our 2025 MBO Bonus Plan, see “Compensation Discussion and Analysis – 2025 Executive Compensation Program – Annual Performance Bonus.”
(2)    Represent RSUs granted under our 2017 Plan. The RSUs granted on February 28, 2025 to Mr. Agarwal, vest as follows: (1) one-third on February 28, 2026; and (2) remaining two-thirds quarterly thereafter on each of May 28, 2026, August 28, 2026, November 28, 2026, February 28, 2027, May 28, 2027, August 28, 2027, November 28, 2027, and February 28, 2028, subject to Mr. Agarwal’s continued service with us through the applicable vesting date. The RSUs granted on November 28, 2025 to each of Mr. Morken, Mr. Raiford, Mr. Agarwal, Ms. Bottorff and Mr. Asbill vest as follows: (1) one-third on November 28, 2026; and (2) remaining two-thirds quarterly thereafter on each of February 28, 2027, May 28, 2027, August 28, 2027, November 28, 2027, February 28, 2028, May 28, 2028, August 28, 2028, and November 28, 2028, in each case subject to the officer’s continued service with us through the applicable vesting date. See “Compensation Discussion and Analysis – 2025 Executive Compensation Program – Equity Awards” for additional information about these awards.
(3)    The dollar amounts in this column represent the aggregate grant date fair value of RSUs granted to the named executive officers in fiscal year 2025. These amounts have been calculated in accordance with ASC 718. The assumptions we used in valuing these awards are described in Note 10, “Stock-Based Compensation,” to our consolidated financial statements included in our Annual Report, and do not necessarily correspond to the actual economic value recognized or that may be recognized by our named executive officers.

Outstanding Equity Awards at 2025 Fiscal Year-End
The following table sets forth certain information about outstanding and unvested RSUs for each named executive officer as of December 31, 2025.
Outstanding Equity Awards at December 31, 2025

		Stock Awards
Executive	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock that Have Not Vested ($) (1)
David A. Morken	1/3/2022(2)	2,918	45,083
	1/3/2022(3)	5,486	84,759
	11/28/2023(4)	30,908	477,529
	11/28/2024(5)	32,823	507,115
	11/28/2025(6)	493,867	7,630,245
	12/31/2025(7)	36,085	557,513
Daryl E. Raiford	1/3/2022(2)	2,195	33,913
	1/3/2022(3)	2,179	33,666
	5/30/2023(8)	21,204	327,602
	11/28/2023(4)	22,922	354,145
	11/28/2024(5)	49,360	762,612
	11/28/2025(6)	226,667	3,502,005
	12/31/2025(7)	23,402	361,561
Devesh Agarwal	8/8/2022(9)	7,370	113,867
	11/28/2023(4)	15,709	242,704
	11/28/2024(5)	16,682	257,737
	2/28/2025(10)	62,617	967,433
	11/28/2025(6)	186,667	2,884,005
	12/31/2025(7)	21,172	327,107
Rebecca G. Bottorff	1/3/2022(2)	1,556	24,040
	8/28/2023(11)	4,461	68,922
	11/28/2023(4)	16,484	254,678
	11/28/2024(5)	17,505	270,452
	11/28/2025(6)	124,667	1,926,105
	12/31/2025(7)	12,830	198,224
R. Brandon Asbill	1/3/2022(2)	1,582	24,442
	1/3/2022(3)	821	12,684
	11/28/2023(4)	16,674	257,613
	11/28/2024(5)	17,707	273,573
	11/28/2025(6)	106,667	1,648,005
	12/31/2025(7)	13,044	201,530
________________________
(1)    The value of the RSUs shown in the table is calculated using a closing price of our Class A common stock as reported on the Nasdaq Global Select Market on December 31, 2025, which was $15.45.
(2)    RSUs vest as follows: (1) 12.5% quarterly on each of March 31, 2022, June 30, 2022, September 30, 2022, and December 31, 2022; and (2) approximately 16.7% annually thereafter on January 3, 2024, January 3, 2025, and January 3, 2026, in each case subject to the officer’s continued service with us through the applicable vesting date.
(3)    RSUs vest in equal annual installments over a four-year period, with the first such installment occurring on January 3, 2023, subject to the officer’s continued service with us through the applicable vesting date.
(4)    RSUs vest as follows: (1) one-third on November 28, 2024; and (2) remaining two-thirds quarterly thereafter on each of February 28, 2025, May 28, 2025, August 28, 2025, November 28, 2025, February 28, 2026, May 28, 2026, August 28, 2026, and November 28, 2026, in each case subject to the officer’s continued service with us through the applicable vesting date.

(5)    RSUs vest as follows: (1) one-third on November 28, 2025; and (2) remaining two-thirds quarterly thereafter on each of February 28, 2026, May 28, 2026, August 28, 2026, November 28, 2026, February 28, 2027, May 28, 2027, August 28, 2027, and November 28, 2027, in each case subject to the officer’s continued service with us through the applicable vesting date.
(6)    RSUs vest as follows: (1) one-third on November 28, 2026; and (2) remaining two-thirds quarterly thereafter on each of February 28, 2027, May 28, 2027, August 28, 2027, November 28, 2027, February 28, 2028, May 28, 2028, August 28, 2028, and November 28, 2028, in each case subject to the officer’s continued service with us through the applicable vesting date.
(7)    Reflects the number of fully-vested shares of Class A common stock granted to each named executive officer on February 20, 2026 in respect of amounts earned by such named executive officer for fiscal year 2025 under our 2025 MBO Bonus Plan. The market value set forth in this table does not correspond to the actual economic value recognized by such named executive officer upon issuance of such shares. For more information about our 2025 MBO Bonus Plan, see “Compensation Discussion and Analysis – 2025 Executive Compensation Program – Annual Performance Bonus” and the Summary Compensation Table in this proxy statement.
(8)    RSUs vest as follows: (1) one-third on May 30, 2024; and (2) remaining two-thirds quarterly thereafter on each of August 30, 2024, November 30, 2024, March 2, 2025, May 30, 2025, August 30, 2025, November 30, 2025, March 2, 2026, and May 30, 2026, subject to Mr. Raiford’s continued service with us through the applicable vesting date.
(9)    RSUs vest in equal annual installments over a four-year period, with the first such installment occurring on August 8, 2023, subject to Mr. Agarwal’s continued service with us through the applicable vesting date.
(10)    RSUs vest as follows: (1) one-third on February 28, 2026; and (2) remaining two-thirds quarterly thereafter on each of May 28, 2026, August 28, 2026, November 28, 2026, February 28, 2027, May 28, 2027, August 28, 2027, November 28, 2027, and February 28, 2028, subject to Mr. Agarwal's continued service with us through the applicable vesting date.
(11)    RSUs vest as follows: (1) one-third on August 28, 2024; and (2) remaining two-thirds quarterly thereafter on each of November 28, 2024, February 28, 2025, May 28, 2025, August 28, 2025, November 28, 2025, February 28, 2026, May 28, 2026, and August 28, 2026, subject to Ms. Bottorff’s continued service with us through the applicable vesting date.

Option Exercises and Stock Vested in 2025
The following table shows, for our named executive officers, the number of shares of our Class A common stock acquired upon the vesting of RSUs during the fiscal year ended December 31, 2025. No shares of our Class A common stock were acquired upon the exercise of stock options during the fiscal year ended December 31, 2025.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
David A. Morken	110,570	1,702,330
Daryl E. Raiford	133,696	2,010,818
Devesh Agarwal	55,064	822,128
Rebecca G. Bottorff	54,502	826,669
R. Brandon Asbill	50,816	773,209
________________________
(1)    The value realized on vesting of the RSUs is calculated by multiplying the number of shares vested by the closing price of our Class A common stock as reported on the Nasdaq Global Select Market on the applicable vesting dates.

2025 Pension Benefits and Non-Qualified Deferred Compensation.
None of our named executive officers participated in any defined benefit pension plans or non-qualified deferred compensation plans in 2025.

Potential Payments upon Termination or Change in Control
The following table provides an estimate of the value of the compensation and benefits due to each of our named executive officers assuming a termination resulting from death, a change in control, a termination not in connection with a change in control, and a termination in connection with a change in control, effective as of December 31, 2025, under our agreements with each of our named executive officers. (See “Employment Agreements with Named Executive Officers” above.) The actual amounts to be paid can only be determined at the time of such event. We determined the value of the accelerated vesting of RSUs based on a per share price of $15.45, which was the closing price of our Class A common stock on the Nasdaq Global Select Market on December 31, 2025.

Named Executive Officer	Death ($) (1)	Change in Control ($) (2)	Termination Not In Connection with a Change in Control ($) (3)	Termination in Connection with a Change in Control ($) (4)
David A. Morken
•Cash Severance	—	—	1,595,910	3,191,819
•Benefits continuation	—	—	76,184	152,368
•Value of accelerated RSUs	8,744,731	8,744,731	8,744,731	8,744,731
Daryl E. Raiford
•Cash Severance	—	—	789,044	1,183,567
•Benefits continuation	—	—	33,103	49,654
•Value of accelerated RSUs	5,013,942	—	762,906	5,013,942
Devesh Agarwal
•Cash Severance	—	—	700,000	1,050,000
•Benefits continuation	—	—	48,624	72,936
•Value of accelerated RSUs	4,465,745	—	588,877	4,465,745
Rebecca G. Bottorff
•Cash Severance	—	—	567,408	567,408
•Benefits continuation(5)	—	—	32,908	32,908
•Value of accelerated RSUs	2,544,198	2,544,198	—	2,544,198
R. Brandon Asbill
•Cash Severance	—	—	573,408	573,408
•Benefits continuation	—	—	29,627	29,627
•Value of accelerated RSUs	2,216,318	—	234,315	2,216,318
________________________
(1)    All RSUs vest upon death of the named executive officer.
(2)    All RSUs held by Mr. Morken and Ms. Bottorff vest in full upon a change in control of the Company.
(3)    Assumes a resignation by the named executive officer for “good reason” or a termination by the Company “without cause”, as defined in each named executive officer’s employment agreement.
(4)    Assumes a resignation by the named executive officer for “good reason” or a termination by the Company “without cause”, as defined in each named executive officer’s employment agreement, within 12 months following a change in control; provided, that with respect to Mr. Morken, his resignation may be for any reason within 12 months following a change in control not approved by a majority of the Company’s board of directors.
(5)     Benefits continuation payments are applicable only in connection with Ms. Bottorff's termination by the Company “without cause” and not for her resignation for “good reason”.

2025 CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation of Mr. Morken, our Chief Executive Officer, to the annual total compensation of our median employee (as described below).
Below is (i) the 2025 annual total compensation of our CEO, (ii) the 2025 annual total compensation of our median employee; (iii) the ratio of the annual total compensation of our CEO to that of our median employee; and (iv) the methodology we used to calculate our CEO pay ratio:

CEO Annual Total Compensation*	$7,558,096
Median Employee Annual Total Compensation	$124,787
CEO to Median Employee Pay Ratio	61:1
________________________
* This annual total compensation corresponds to the total compensation figure for Mr. Morken in the Summary Compensation Table.

Methodology
We used the following methodology to determine our 2025 CEO Pay Ratio:
●    We Determined the Employee Population. We began with our global employee population (excluding our CEO) as of December 31, 2025, including full-time, part-time, and seasonal or temporary workers, employed by our company or consolidated subsidiaries. We also excluded third-party contractors and consultants in accordance with SEC rules.
●    We Identified the Median Employee. We calculated compensation for each employee as (a) annual base salary as of December 31, 2025, plus (b) bonus payments earned in 2025 (paid in February 2026), plus (c) equity awards granted in 2025, plus (d) any commission or short-term incentive payments earned in 2025. We excluded employer health insurance contributions and the value of other benefits, consistent with the methodology used in our Summary Compensation Table. We converted the compensation of employees outside of the United States to United States Dollars, and we made no adjustments for cost of living. For employees who were employed on December 31, 2025 but who were not employed for all of 2025, we annualized compensation paid to such employees during 2025. Using this methodology, we identified the median employee.
●    We Calculated the Compensation of the Median Employee. Our median employee’s annual total compensation for 2025, calculated in a manner consistent with the methodology used to prepare the Summary Compensation Table, was $124,787.
●    We Calculated the Compensation of our CEO. Our CEO’s annual total compensation, which is equal to the amount reported in the 2025 Summary Compensation Table, was $7,558,096.
●    We Calculated the 2025 CEO Pay Ratio. We calculated our 2025 CEO Pay Ratio by dividing (a) our CEO’s annual total compensation for 2025 by (b) our median employee’s annual total compensation for 2025.
Our CEO pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our records and the methodology described above. The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

PAY VERSUS PERFORMANCE

2025 Pay Versus Performance Table
The following table sets forth information concerning the compensation of our named executive officers (“NEOs”) for each of the fiscal years ended December 31, 2021, 2022, 2023, 2024 and 2025, and our financial performance for each such fiscal year:

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)(1)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(2)	Net Income ($)	Adjusted EBITDA ($)
2025	7,558,096	8,493,600	3,030,752	3,195,715	10.05	248.07	(12,912,000)	93,264,000
2024	2,093,184	2,411,621	1,673,476	1,626,418	11.08	201.18	(6,524,000)	82,061,000
2023	1,975,635	1,477,924	1,778,512	1,499,184	9.42	148.26	(16,343,000)	48,170,000
2022	4,799,492	1,377,062	2,818,213	1,899,901	14.93	94.80	19,570,000	34,618,000
2021	3,384,684	(670,833)	1,594,716	54,250	46.70	133.35	(27,362,000)	49,600,000
________________________
(1)    Amounts represent compensation actually paid to our chief executive officer (“PEO”) and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs
2025	David A. Morken	Daryl E. Raiford, Devesh Agarwal, Rebecca G. Bottorff and R. Brandon Asbill
2024	David A. Morken	Daryl E. Raiford, Rebecca G. Bottorff, R. Brandon Asbill, Devesh Agarwal, and Anthony F. Bartolo
2023	David A. Morken	Daryl E. Raiford, Anthony F. Bartolo, R. Brandon Asbill, and Rebecca G. Bottorff
2022	David A. Morken	Daryl E. Raiford, Anthony F. Bartolo, R. Brandon Asbill, and Rebecca G. Bottorff
2021	David A. Morken	Daryl E. Raiford, Jeffrey A. Hoffman, R. Brandon Asbill, Rebecca G. Bottorff, and Scott Mullen
Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as set forth below with respect to the 2025 fiscal year:

	2025
Adjustments	PEO	Average Non-PEO NEOs
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	(6,986,470)	(2,601,717)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	7,630,245	2,731,888
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	548,490	245,878
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	(113,252)	(84,156)
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	(143,509)	(126,930)
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	—	—
Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	—	—
Increase based on Incremental Fair Value of Options/SARs Modified during Applicable FY	—	—
Deduction for Change in the Actuarial Present Values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the Summary Compensation Table for Applicable FY	—	—
Increase for Service Cost and, if applicable, Prior Service Cost for Pension Plans	—	—
TOTAL ADJUSTMENTS	935,504	164,963
________________________
(2)    Represents the cumulative TSR (the “Peer Group TSR”) for the S&P 500 Information Technology Index (Sector) (the “Peer Group”).

Narrative Disclosure to Pay Versus Performance Table
Relationship Between Financial Performance Measures
The graphs below compare the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative TSR, (ii) the Peer Group TSR, (iii) our net income, and (iv) our Adjusted EBITDA, in each case, for the fiscal years ended December 31, 2021, 2022, 2023, 2024 and 2025.

TSR amounts reported in the graph assume an initial fixed investment of $100, assuming the reinvestment of dividends.

Compensation Actually Paid versus Total Shareholder Return
Compensation Actually Paid
$10,000,000
$9,000,000
$8,000,000
$7,000,000
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
-$1,000,000
Total Shareholder Return
$350
$300
$250
$200
$150
$100
$50
$0
FY 2021
FY 2022
FY 2023
FY 2024
FY 2025
Compensation Actually Paid to PEO ($)
Average Compensation Actually Paid to Non-PEO NEOs ($)
Total Shareholder Return ($)
Peer Group Total Shareholder Return ($)

Compensation Actually Paid versus Net Income
Compensation Actually Paid
Net Income
$10,000,000
$9,000,000
$8,000,000
$7,000,000
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
-$1,000,000
$30,000,000
$20,000,000
$10,000,000
$0
-$10,000,000
-$20,000,000
-$30,000,000
-$40,000,000
-$50,000,000
FY 2021
FY 2022
FY 2023
FY 2024
FY 2025
Compensation Actually Paid to PEO ($)
Average Compensation Actually Paid to Non-PEO NEOs ($)
Net Income ($)

Compensation Actually Paid versus Adjusted EBITDA
Compensation Actually Paid
Adjusted EBITDA
$10,000,000
$9,000,000
$8,000,000
$7,000,000
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
-$1,000,000
$100,000,000
$90,000,000
$80,000,000
$70,000,000
$60,000,000
$50,000,000
$40,000,000
$30,000,000
$20,000,000
$10,000,000
$0
-$10,000,000
FY 2021
FY 2022
FY 2023
FY 2024
FY 2025
Compensation Actually Paid to PEO ($)
Average Compensation Actually Paid to Non-PEO NEOs ($)
Adjusted EBITDA ($)

Pay Versus Performance Tabular List
The following performance measures represent each of the financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2025:
●    Adjusted EBITDA. Please refer to Page 74 of our Annual Report and pages 21-22 of this proxy statement for a description of how we calculate Adjusted EBITDA from the GAAP financial measures set forth in our audited financial statements;
●    Non-GAAP gross margin. Please refer to Page 71 of our Annual Report and pages 21-22 of this proxy statement for a description of how we calculate Non-GAAP gross margin from the GAAP financial measures set forth in our audited financial statements; and
●    Revenue.
For additional details regarding our most important financial performance measures, please see the section titled “2025 Executive Compensation Program––Annual Performance Bonus” in our Compensation Discussion and Analysis (CD&A) elsewhere in this proxy statement.

DIRECTOR COMPENSATION

Non-Employee Director Compensation Program
Overview
Our directors play a critical role in guiding our strategic direction and overseeing management, and our board of directors has adopted a compensation program for non-employee directors. The compensation committee reviews compensation levels for non-employee directors on a bi-annual basis. Meridian, the committee’s compensation consultant, prepares a comprehensive assessment of our non-employee director compensation program, including benchmarking of our current director compensation against the same peer group used for executive compensation purposes, and identifying recent trends in director compensation. Following such review, our board of directors, upon recommendation of the compensation committee, approves any changes to non-employee director compensation for the ensuing calendar year. Non-employee directors receive a combination of cash and equity compensation.

2025 Cash Compensation

For service during 2025, each non-employee director received an annual board service retainer of $50,000. The members of our compensation committee (other than the chairman) received an annual service retainer of $7,500, and the members of our audit committee (other than the chairman) received an annual service retainer of $10,000. The chairman of our audit committee and our compensation committee received an annual committee chair service retainer of $20,000 and $15,000, respectively.
The annual cash compensation amounts set forth above are payable in equal quarterly installments, payable in arrears during the first 30 days of the first month following the end of each calendar quarter in which the board service occurs. If the director joins our board of directors at a time other than the first day of a calendar quarter, he or she will be entitled to the cash compensation set forth above beginning with the calendar quarter following the date he or she joins our board of directors.
We reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of our board of directors or any committee thereof, and for continuing education.
Each director has entered into an Indemnification and Advancement Agreement with the Company.

2025 Equity Compensation

In addition to cash compensation, each non-employee director is eligible to receive RSUs under our 2017 Plan. Each November, we generally grant RSUs to our non-employee directors for their upcoming service year. In November 2025, each non-employee director received a grant of RSUs with a fair market value of $200,000 intended as compensation for such director’s services to be performed in 2026. This grant vests in equal quarterly installments on each of February 28, 2026, May 28, 2026, August 28, 2026 and November 28, 2026. The number of RSUs for such grants was determined by dividing $200,000 by the fair market value of one share of the Company’s Class A common stock on the date of grant.
Vesting schedules for equity awards are subject to the non-employee director’s continuous service on each applicable vesting date. For each non-employee director who remains in continuous service with the Company until immediately prior to the closing of a change in control, his or her then-outstanding equity awards that were granted will become fully vested immediately prior to the closing of such change in control.

2025 Director Compensation

Our non-employee directors earned the amounts set forth in the table below for their service on our board of directors during the year ended December 31, 2025. Mr. Morken serves as our Chief Executive Officer and Ms. Bottorff serves as our Chief People Officer, in each case in addition his or her service as a director, but neither receives any additional compensation for his or her service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Brian D. Bailey	67,500	200,000	267,500
John C. Murdock(2)	71,250	200,000	271,250
Lukas M. Roush	72,500	200,000	272,500
Douglas A. Suriano	76,250	200,000	276,250
________________________
(1)     This column reflects the aggregate grant date fair value of all RSUs granted during fiscal year 2025, computed in accordance with ASC Topic 718 as stock-based compensation transactions. The grant date fair value of each RSU is measured based on the closing price of our shares of our Class A common stock as reported on the Nasdaq Global Select Market on the date of grant. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the director will perform the requisite service for the award to vest in full. The assumptions we used in valuing RSUs are described in Note 10 to our consolidated financial statements included in our Annual Report.
(2)    Mr. Murdock resigned as a director of the Company effective December 31, 2025.
The table below shows the aggregate number of stock awards (which are in the form of RSUs) outstanding for each of our non-employee directors as of December 31, 2025:

Name	Outstanding RSUs at December 31, 2025 (# RSUs)
Brian D. Bailey	13,333
John C. Murdock(1)	—
Lukas M. Roush	13,333
Douglas A. Suriano	13,333
________________________
(1)     Mr. Murdock resigned as a director of the Company effective December 31, 2025. In connection with his resignation, the Company accelerated, to December 31, 2025, the vesting of 6,667 unvested RSUs held by Mr. Murdock.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2025 with respect to the shares of our Class A common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number Of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(1)	67,297	$13.98(2)	3,751,786(3)
Equity compensation plans not approved by stockholders	—	—	—
Total	67,297	$13.98	3,751,786
________________________
(1)    Includes the following plans: our 2010 Equity Compensation Plan, as amended (“2010 Plan”), and the 2017 Plan.
(2)    Excludes 5,534,657 shares that may be issued under outstanding RSUs as of December 31, 2025 since shares subject to RSUs have no exercise price.
(3)    As of December 31, 2025, a total of 9,296,324 shares of our Class A common stock have been reserved for issuance pursuant to the 2017 Plan. The 2017 Plan provides that the number of shares reserved and available for issuance under the 2017 Plan will automatically increase each January 1, beginning on January 1, 2018 and ending on (and including) January 1, 2035, by 5% of the outstanding number of shares of our Class A common stock as of the immediately preceding December 31. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. The shares of Class A common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated, other than by exercise, under the 2010 Plan will be added back to the shares of Class A common stock available for issuance under the 2017 Plan. The Company no longer makes grants under the 2010 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information available to us with respect to the beneficial ownership of our capital stock as of March 15, 2026, for:
•    each of our named executive officers;
•    each of our directors;
•    all our current directors and executive officers as a group; and
•    each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our Class A or Class B common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based our calculation of percentage ownership of our common stock on 30,052,938 shares of our Class A common stock and 1,958,027 shares of our Class B common stock outstanding on March 15, 2026. We have deemed shares of our capital stock subject to RSUs for which the service condition has been satisfied or would be satisfied within 60 days of March 15, 2026 to be outstanding and to be beneficially owned by the person holding the RSUs for the purpose of computing the percentage ownership of that person. However, we did not deem these shares subject to stock options or RSUs outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Bandwidth Inc., 2230 Bandmate Way, Raleigh, North Carolina 27607.

	Shares Beneficially Owned
	Class A		Class B
Name of Beneficial Owner	Shares	%	Shares	%	Voting%†	Ownership%
Named Executive Officers and Directors:
David A. Morken(1)	—	*	1,149,875	58.7%	23.2%	3.6%
Daryl E. Raiford(2)	36,645	*	—	*	*	*
Devesh Agarwal(3)	111,414	*	—	*	*	*
Rebecca Bottorff(4)	59,960	*	—	*	*	*
R. Brandon Asbill(5)	47,613	*	—	*	*	*
Brian D. Bailey(6)	68,755	*	—	*	*	*
Lukas M. Roush(7)	62,298	*	—	*	*	*
Douglas A. Suriano(8)	42,743	*	—	*	*	*
All executive officers and directors as a group (10 persons):	534,899	1.8%	1,149,875	58.7%	24.2%	5.3%
5% Stockholders:
Henry R. Kaestner(9)	540,782	1.8%	806,902	41.2%	17.3%	4.2%
BlackRock, Inc.(10)	1,893,957	6.3%	—	*	3.8%	5.9%
________________________
*    Represents beneficial ownership of less than one percent (1%) of the outstanding shares.
†    Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class A common stock are entitled to one vote per share, and holders of our Class B common stock are entitled to ten votes per share.
(1)    Consists of (i) 28,170 shares of Class B common stock held of record by Mr. Morken; (ii) 1,093,740 of shares of Class B common stock held of record by Mr. Morken, as manager of Hazel-Rah III, LLC; and (iii) 27,965 of shares of Class B common stock held of record by Mr. Morken, as manager of Morken Capital Partners.
(2)    Consists of 36,645 shares of Class A common stock held of record by Mr. Raiford.
(3)    Consists of 111,414 shares of Class A common stock held of record by Mr. Agarwal.
(4)    Consists of 59,960 shares of Class A common stock held of record by Ms. Bottorff.

(5)    Consists of 47,613 shares of Class A common stock held of record by Mr. Asbill.
(6)    Consists of (i) 8,750 shares of Class A common stock held by Carmichael Partners, LLC, and (ii) 60,005 shares of Class A common stock held of record by Mr. Bailey. The address for Carmichael Partners LLC is c/o Carmichael Investment Partners LLC, 4725 Piedmont Row Drive, Suite 210, Charlotte, NC 28210.
(7)    Consists of 62,298 shares of Class A common stock held of record by Mr. Roush.
(8)    Consists of 42,743 shares of Class A common stock held of record by Mr. Suriano.
(9)    Consists of (i) 289,133 shares of Class A common stock held by AMDG 1, LLC; (ii) 250,000 shares of Class A common stock held of record by AMDG 7, LLC, (iii) 1,649 shares of Class A common stock held by Mr. Kaestner, and (iv) 806,902 shares of Class B common stock held of record by Mr. Kaestner.
(10)    Based on information reported by BlackRock, Inc. (“BlackRock”) on Schedule 13G filed with the SEC on April 23, 2025. Of the shares of Class A common stock beneficially owned, BlackRock reported that it has sole dispositive power with respect to 1,893,957 shares and sole voting power with respect to 1,876,409 shares. BlackRock listed its address as 50 Hudson Yards, New York, NY 10001.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the section titled “Executive Compensation,” the following is a description of each transaction since the beginning of our last fiscal year, and each currently proposed transaction in which:
●    we have been or are to be a participant;
●    the amount involved exceeded or exceeds $120,000; and
●    any of our directors, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Transactions with Relay
Due to the level of ownership of David Morken, our CEO, in Relay, Inc. ("Relay"), Relay is considered a related party of ours. On November 19, 2024, we entered into a Sublease Agreement with Relay pursuant to which Relay subleases from us 60,000 square feet of space in our headquarters campus in Raleigh, NC. The Commencement Date of the sublease was January 1, 2025. The sublease expires on December 31, 2029. During the term of the sublease, Relay has the option to expand the amount of subleased square footage in increments of 5,000 square feet, up to a maximum of 25,000 additional square feet.
The aggregate amount of rent payable to us by Relay during the term of the sublease, assuming no expansion of square footage pursuant to Relay's option, is $10,900,000. Relay may also pay us for expenses incurred from time to time in connection with its use of certain amenities of the campus for events.

Other Transactions
Other than as described above under this section titled “Certain Relationships and Related Party Transactions,” since January 1, 2025, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Policies and Procedures for Related Party Transactions
Our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our policy regarding transactions between us and related persons provides that a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our Class A and Class B common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our audit committee charter provides that our audit committee shall review and approve or disapprove any related party transactions.

OTHER MATTERS

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during 2025, all Section 16(a) filing requirements were satisfied on a timely basis.

2025 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2025 are included in our Annual Report, which is available to stockholders. Our Annual Report and this proxy statement are posted on our website at https://investors.bandwidth.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Bandwidth Inc., 2230 Bandmate Way, Raleigh, North Carolina 27607.

*    *    *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS
Raleigh, North Carolina April 14, 2026

bandwidth

P.O. BOX 8016, CARY, NC 27512-9903

Your vote matters!

Have your ballot ready and please use one of the methods below for **easy voting:**

Your control number

Have the 12 digit control number located in the box above available when you access the website and follow the instructions.

Bandwidth Inc.

Annual Meeting of Stockholders

For Stockholders of record as of April 1, 2026

Thursday, May 28, 2026 9:30 AM, Eastern Time

Annual Meeting to be held virtually via the internet - please visit www.proxydocs.com/BAND for more details.

YOUR VOTE IS IMPORTANT!
PLEASE VOTE BY: 9:30 AM, Eastern Time, May 28, 2026.

Internet:
www.proxypush.com/BAND
- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

Phone:
1-866-416-3840
- Use any touch-tone telephone
- **Have your Proxy Card ready**
- Follow the simple recorded instructions

Mail:
- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints David A. Morken, Daryl E. Raiford and R. Brandon Asbill (the "Named Proxies"), and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Bandwidth Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS' RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2026 BetaNXT, Inc. or its affiliates. All Rights Reserved bandwidth

Bandwidth Inc. Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2 AND 3
THE BOARD RECOMMENDS THAT AN ADVISORY VOTE ON THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS BE HELD EVERY **1 YEAR.**

	PROPOSAL	YOUR VOTE				BOARD OF DIRECTORS RECOMMENDS
1.	To elect two Class III directors to serve until the 2029 annual meeting of stockholders and until their successors are duly elected and qualified;					
		FOR	WITHHOLD			
	1.01 David A. Morken	☐	☐			FOR
	1.02 Rebecca G. Bottorff	☐	☐			FOR
		FOR	AGAINST	ABSTAIN		
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026;	☐	☐	☐		FOR
3.	To approve, on an advisory basis, the compensation of the Company's named executive officers as disclosed in the proxy statement;	☐	☐	☐		FOR
		1YR	2YR	3YR	ABSTAIN	
4.	To vote, on an advisory basis, on the frequency of future advisory votes on the compensation of the named executive officers; and	☐	☐	☐	☐	1 YEAR
5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.					

To attend the meeting virtually you must pre-register before 9:30 AM Eastern Time on Wednesday, May 27, 2026 at www.proxydocs.com/BAND

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date